Exhibit 10.32

SHAREHOLDER AGREEMENT

BETWEEN

ING U.S., INC.

AND

ING GROEP N.V.

DATED AS OF [            ], 2013

	ARTICLE I DEFINITIONS

1.1	Definitions	2
1.2	Beneficial Ownership	7
1.3	Timing of Provisions	7

	ARTICLE II
	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

2.1	Charter and By-Laws	8
2.2	Board of Directors	8
2.3	Audit Committee of the Board	9
2.4	Compensation and Benefits Committee of the Board	10
2.5	Nominating and Governance Committee of the Board	11
2.6	Finance Committee of the Board	12
2.7	Executive Committee of the Board	12
2.8	Management Risk Committee	13
2.9	Management Investment Committee	13
2.10	[Reserved]	14
2.11	Implementation	14

	ARTICLE III
	GROUP APPROVAL AND CONSENT RIGHTS

3.1	ING Group Approval and Consent Rights at Thirty Percent Threshold	15
3.2	[Reserved]	16
3.3	Implementation	16

	ARTICLE IV
	INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

4.1	Information Rights During Equity Accounting Periods	17
4.2	Information Rights During Full Consolidation Periods	17
4.3	General Information Requirements	18
4.4	Reporting Coordination Committee	18
4.5	Matters Concerning Auditors	18
4.6	Release of Information and Public Filings	19
4.7	Information in Connection with Regulatory or Supervisory Requirements	20
4.8	Implementation with Respect to Legal Disclosures	21
4.9	Expenses	21

	ARTICLE V
	SUBSEQUENT SALES OF COMMON STOCK

5.1	Registration Rights	22
5.2	Equity Purchase Rights	22
5.3	Lock-Up Provisions	23
5.4	Warrants	24

	ARTICLE VI OTHER PROVISIONS

6.1	Other Arrangements	25
6.2	Other Agreements	25
6.3	Related Party Transaction Policy	25
6.4	Certain Policies and Procedures	25
6.5	Access to Personnel and Data	26
6.6	Internal Communications Protocols	26
6.7	Access to Historical Records	26
6.8	Indemnification; Liability Insurance	27
6.9	Non-Solicitation	30

	ARTICLE VII
	REQUIREMENTS with Respect to ING Group-GuaranteeD Obligations

7.1	Aetna Notes	31
7.2	Reimbursement Obligations with Respect to ING Group Guarantees	33

	ARTICLE VIII
	INDEMNIFICATION

8.1	General Cross Indemnification	34
8.2	Procedure	34
8.3	Other Matters	35

	ARTICLE IX
	DISPUTE RESOLUTION

9.1	Mediation	36
9.2	Arbitration	36
9.3	Confidentiality	37

	ARTICLE X
	GENERAL PROVISIONS

10.1	Obligations Subject to Applicable Law	39
10.2	Notices	39
10.3	Binding Nature of Agreement	40
10.4	Remedies	40
10.5	Governing Law	40
10.6	Counterparts	40
10.7	Severability	41
10.8	Confidential Information	41
10.9	Amendment, Modification and Waiver	41
10.10	No Assignment	41
10.11	Further Actions	41
10.12	No Third Party Beneficiaries	42
10.13	Discretion of Parties	42
10.14	Entire Agreement	42
10.15	Term	42

ii

Schedules and Annexes

Schedule 1.1(xx) – ING Group Guarantees

Schedule 1.1(kkk) – Other Agreements

Schedule 2.2(h) – Lead Director Responsibilities

Schedule 4.6(b) – Public Reporting Protocol Prior to Majority Holder Date

Annex A – Registration Rights Agreement

Annex B – Form of Amended and Restated Certificate of Incorporation

Annex C – Form of Amended and Restated By-Laws

Annex D – Form of Common Interest Agreement

Annex E – Form of Related Party Transaction Policy

iii

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT is made as of the [    ] day of [    ], 2013.

BETWEEN:

ING U.S., INC., a Delaware corporation

(the “Company”)

                - and -

ING GROEP N.V., a public limited liability company formed under the laws of The Netherlands

(“ING Group”)

(each a “Party” and, collectively, the “Parties”)

RECITALS:

WHEREAS, ING Group is the indirect owner of all of the issued and outstanding Common Stock (as defined herein) of the Company immediately prior to the date hereof;

WHEREAS, following Completion of the IPO (as defined herein), ING Group will continue to own a majority of the outstanding Common Stock, its holdings of which it will fully divest over time; and

WHEREAS, the Parties hereto wish to set forth certain agreements that will govern certain matters between them following the Completion of the IPO (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

(a)	“AAA” has the meaning set forth in Section 9.2(a).

(b)	“Acceptable Bank” means a U.S. federal- or state-chartered depository institution or trust company, insured by the Federal Deposit Insurance Corporation, the long-term debt obligations of which meet the Ratings Standards.

(c)	“Acceptable Collateral Agent” means Bank of New York Mellon (or a successor institution) or any other financial institution in the United States designated by the Company and acceptable to ING Group in its reasonable discretion, the long-term debt obligations of which meet the Ratings Standards.

(d)	“Acceptable LOC Issuer” means a bank chartered or established pursuant to the laws of a country that is a member country of the Organisation for Economic Co-operation and Development, the long-term debt obligations of which meet the Ratings Standards.

(e)	“Actions” has the meaning set forth in Section 8.1(a).

(f)	“Aetna Notes” means, collectively, the 6.75% Debentures due 2013 of Lion Holdings, 7.25% Debentures due 2023 of Lion Holdings, 7.63% Debentures due 2026 of Lion Holdings and 6.97% Debentures due 2036 of Lion Holdings.

(g)	“Agreement” and “hereof” and “herein” means this Shareholder Agreement, including all amendments, modifications and supplements and all annexes and schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

(h)	“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, published regulatory policy or guideline, order, judgment, injunction, decree, award or writ of any court, tribunal or other regulatory authority, arbitrator, governmental authority, or other Person having jurisdiction, or any consent, exemption, approval or license of any governmental authority that applies in whole or in part to a Party and, with respect to the Company, includes the Exchange Act, the Securities Act, the Delaware General Corporation Law, the rules of the SEC, insurance company laws and all related regulations, guidelines and instructions and the rules of the Exchange and any other exchange or quotation system on which the securities of the Company are listed or traded from time to time.

(i)	“Appropriate Collateral Documentation” means documents and instruments sufficient to grant a first-priority perfected security interest in the Collateral to ING Group (or its applicable Subsidiary as provided in Section 7.1(b) hereof) as security for the Company’s obligations under Section 7.2(a) hereof, pursuant to the New York Uniform Commercial Code as in effect from time to time (or any successor statute), and which contains the provisions set forth in Section 7.1(c) hereof.

(j)	“Bankruptcy Laws” means Title 11 of the United States Code, as amended, and other Federal, State or foreign laws principally dealing with the liquidation, reorganization, administration, conservatorship or receivership of insolvent debtors, including provisions of Federal, state and foreign laws and regulation principally dealing with the rehabilitation or liquidation of regulated insurance entities.

(k)	“Board of Directors” means the board of directors of the Company from time to time.

(l)	“Business Day” means any day except a (i) Saturday, (ii) Sunday, (iii) any day on which the principal office of the Company or of ING Group is not open for business, and (iv) any other day on which commercial banks in New York or in The Netherlands are authorized or obligated by law or executive order to close.

(m)	“Calculation Day” has the meaning set forth in Section 7.1(e) hereof.

(n)	“Capital Management Facilities” means debt or other obligations of the Company or any of its Subsidiaries (a) in respect of AXXX, XXX and other similar insurance reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support AXXX, XXX and other similar insurance reserve requirements, (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of the Company or its Subsidiaries being called upon to make such principal and interest payments, (e) in respect of letters of credit issued on behalf of any Subsidiary for insurance regulatory or reinsurance purposes, (f) that is consolidated on the balance sheet of the Company as a “variable interest entity” under ASC 810 (or any successor interpretations or amendments thereto), (g) in the form of guaranteed investment contracts, the proceeds of which are used to fund the Company’s Closed Block Institutional Spread Products business, substantially in accordance with past practice, (h) that is owed to a Federal Home Loan Bank, (i) that is owed exclusively to the Company or one or more Subsidiaries of the Company, provided that for purposes of this clause (i), the term “Subsidiary” shall be defined solely by reference to the first sentence of the definition in Section 1.1(kkk) hereof.

(o)	“Capital Stock” means a share of the equity capital of a Person or a security convertible (whether or not such conversion is contingent or conditional) into the equity capital of a Person.

(p)	“Collateral” has the meaning set forth in Section 7.1(b) hereof.

(q)	“CEO” means the Chief Executive Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

(r)	“CFO” means the Chief Financial Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

(s)	“Common Stock” means the common stock, par value $0.01, of the Company.

(t)	“Company” has the meaning set forth in the preamble to this Agreement.

(u)	“Company Auditor” means the independent registered public accounting firm responsible for conducting the audit of the Company’s annual financial statements.

(v)	“Company Slate” means the candidates for election as Director proposed or recommended by the Board of Directors to the Company’s stockholders in connection with a meeting of stockholders.

(w)	“Completion of the IPO” means the occurrence of the later to occur of (i) settlement of the first sale of Common Stock pursuant to the IPO Registration Statement and (ii) the listing of the Common Stock on the Exchange, and, if the context so requires, the time of such later occurrence.

(x)	“COO” means the Chief Operating Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

(y)	“Coverage Change” has the meaning set forth in Section 6.8(e).

(z)	“CRO” means the Chief Risk Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

(aa)	“Critical Policy” has the meaning set forth in Section 6.4(a).

(bb)	“Director” means a member of the Board of Directors and “Directors” has a correlative meaning.

(cc)	“Disclosure Controls and Procedures” means controls and other procedures designed to ensure that information required to be disclosed by the Company and ING Group under Applicable Law is recorded, processed, summarized and reported within applicable time periods, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including the CEO and CFO, and to ING Group, as appropriate to allow timely decisions regarding required disclosure.

(dd)	“DNB” means De Nederlandsche Bank, or the Dutch National Bank.

(ee)	“DNB Remuneration Framework” means the remuneration framework agreed to between ING Group and DNB and effective as of January 1, 2012, and the implementing statutes thereof of the Kingdom of the Netherlands, as each shall be amended or revised from time to time.

(ff)	“Equity Awards” means a grant to a Director or employee of the Company of vested or unvested shares of Common Stock or restricted Common Stock, options to acquire shares of Common Stock, restricted stock units, “phantom” stock units or similar interests in the Company’s common equity, in each case pursuant to an equity compensation plan approved by the Board of Directors.

(gg)	“Excess Amount” has the meaning set forth in Section 7.1(e) hereof.

(hh)	“Exchange” means the New York Stock Exchange.

(ii)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(jj)	“Executive Officer” means the CEO, CFO, COO, CRO and all other persons qualifying as “officers” of the Company for purposes of Rule 16a-1(f) under the Exchange Act.

(kk)	“First Threshold Date” means the first date on which ING Group ceases to beneficially own at least 35% of the outstanding Common Stock.

(ll)	“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(mm)	“Group Director” means a Director designated by ING Group pursuant to its nomination rights set forth in Section 2.2(f) hereof or otherwise designated in writing by ING Group to the Board of Directors to act in such capacity, and “Group Directors” has a correlative meaning.

(nn)	“Group Individual” has the meaning set forth in Section 6.8(o).

(oo)	“Group Share Fraction” has the meaning set forth in Section 5.2(b).

(pp)	“IFRS” means International Financial Reporting Standards, as adopted by the European Union.

(qq)	“Indemnifying Party” has the meaning set forth in Section 8.2(a).

(rr)	“Indemnitees” has the meaning set forth in Section 8.2(a).

(ss)	“Independent Director” means a Director who is both (i) a NYSE Independent Director and (ii) “independent” for purposes of Rule 10A-3(b)(1) under the Exchange Act.

(tt)	“ING Group” has the meaning set forth in the preamble to this Agreement.

(uu)	“ING Group Auditor” means the independent certified public accountants responsible for conducting the audit of ING Group’s annual financial statements.

(vv)	“ING Group Debt Obligations” has the meaning set forth in Section 7.1(b)(iv) hereof.

(ww)	“ING Group Designee” means a Group Director or a person designated by a Group Director for purposes of acting on behalf of ING Group under this Agreement.

(xx)	“ING Group Guarantees” means the guarantee obligations set forth on Schedule 1.1(xx) hereto.

(yy)	“Information Party” has the meaning set forth in Section 4.8(c) hereof.

(zz)	“Internal Control Over Financial Reporting” means a process designed by, or under the supervision of, the CEO and CFO and effected by the Board of Directors, Company management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Board of Directors and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(aaa)	“Investment Grade” means a rating of at least “BBB-” by Standard & Poor’s and at least “Baa3” by Moody’s, provided that if only one of Standard & Poor’s or Moody’s shall provide a relevant rating, a rating will be “Investment Grade” if it is a rating of at least “BBB-” by Standard & Poor’s or at least “Baa3” by Moody’s.

(bbb)	“IPO Registration Statement” means the Registration Statement on Form S-1, as amended, relating to the initial public offering of the Common Stock.

(ccc)	“Lead Director” shall mean the Director designated as such by the Board of Directors pursuant to Section 2.2(h) hereof.

(ddd)	“Letter of Credit” has the meaning set forth in Section 7.1(b)(iii) hereof.

(eee)	“Losses” has the meaning set forth in Section 8.1(a).

(fff)	“Majority Holder Date” means the first date on which ING Group ceases to beneficially own more than 50% of the outstanding Common Stock.

(ggg)	“Moody’s” means Moody’s Investors Service, Inc.

(hhh)	“New York Courts” means the Federal and New York State courts located in the Borough of Manhattan in The City of New York.

(iii)	“NYSE Independent Director” means a Director who is “independent” within the meaning of that term used in Rule 303A.02 of the NYSE Manual.

(jjj)	“NYSE Manual” means the Listed Company Manual of the New York Stock Exchange, as amended.

(kkk)	“Other Agreements” means those agreements, each dated the date hereof, between the Company and ING Group and listed on Schedule 1.1(kkk) hereto.

(lll)	“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

(mmm)	“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

(nnn)	“Purchase Right Shares” has the meaning set forth in Section 5.2(a).

(ooo)	“Purchase Right Share Amount” has the meaning set forth in Section 5.2(b).

(ppp)	“Purchase Right Share Price” has the meaning set forth in Section 5.2(b).

(qqq)	“Qualified Compensation Director” means a Director who is (i) a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act and (ii) an “outside director” as defined in Treasury Regulations Section 1.162-27(e)(3)(i), provided, however that a Qualified Compensation Director need not satisfy the condition set forth in clause (ii) until the date of the first regularly scheduled meeting of the shareholders of the Company that occurs more than 12 months after the Completion of the IPO.

(rrr)	“Ratings Standards” means a credit rating of (i) at least “A” by Standard & Poor’s or at least “A2” by Moody’s and (ii) no lower than “A-” by Standard & Poor’s and no lower than “A3” by Moody’s. For the avoidance of doubt, the Rating Standards shall not be met unless both Standard & Poor’s and Moody’s provide current ratings meeting the foregoing criteria.

(sss)	“Registration Rights Agreement” means the registration rights agreement dated the date hereof between the Company and ING Group in the form attached hereto as Annex A.

(ttt)	“Regulation S-K” means Regulation S-K under the Securities Act and the Exchange Act.

(uuu)	“Rules” has the meaning set forth in Section 9.2(a).

(vvv)	“SEC” means the United States Securities and Exchange Commission.

(www)	“Second Threshold Date” means the date on which ING Group ceases to beneficially own at least 30% of the outstanding Common Stock.

(xxx)	“Securities Act” means the United States Securities Act of 1933, as amended.

(yyy)	“Short Term Funding Instruments” means commercial paper or other debt securities issued by the Company or any Subsidiary having a stated maturity not exceeding 364 days from the date of issuance.

(zzz)	“Standard & Poor’s” means Standard & Poor’s Ratings Services.

(aaaa)	“Subsidiary” of a Party shall mean any corporation, partnership, joint venture, limited liability company, association or other entity of which such Party has the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or similar ownership interests, including any securities or similar ownership interests which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing. For purposes of this Agreement, (i) ING Pomona Holdings LLC and its Subsidiaries shall not be deemed to be Subsidiaries of the Company, (ii) no investment fund, investment company, collective investment trust or similar vehicle sponsored, formed or seeded by the Company or any of its Subsidiaries shall be deemed to be a Subsidiary of the Company and (iii) the Company and its Subsidiaries shall not be deemed to be Subsidiaries of ING Group.

(bbbb)	“Third-Party Debt Collateral” has the meaning set forth in Section 7.1(b) hereof.

(cccc)	“Third Threshold Date” means the date on which ING Group ceases to beneficially own at least 20% of the outstanding Common Stock.

(dddd)	“Warrants” means warrants to purchase up to shares of Common Stock at an initial strike price of $ per share, issued pursuant to the Warrant Agreement, dated as of the date hereof, between the Company, Computershare Inc. and Computershare Trust Company, N.A.

(eeee)	“Wholly Owned Subsidiary” means a Subsidiary, 100% of the Capital Stock of which is owned, directly or indirectly, by a Party.

1.2	Beneficial Ownership

(a)	For purposes of this Agreement, ING Group shall:

(i)	be deemed to beneficially own securities which are beneficially owned by ING Group’s Subsidiaries; and

(ii)	be deemed to be acting on behalf of ING Insurance International B.V. and ING Verzekeringen N.V., in their capacities as holders of legal and economic interests, respectively, in Common Stock.

1.3	Timing of Provisions

(a)	In this Agreement, any provision which applies “until” a specified date shall apply on such specified date, and shall cease to apply on the date immediately following such specified date.

ARTICLE II

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

2.1	Charter and By-Laws

(a)	The Company shall, concurrently with the Completion of the IPO, file with the Secretary of State of the State of Delaware, and cause to become effective, the amended and restated certificate of incorporation attached hereto as Annex B.

(b)	The Board of Directors shall, concurrently with the Completion of the IPO, adopt the amended and restated by-laws attached hereto as Annex C.

2.2	Board of Directors

(a)	As of, or immediately after, the Completion of the IPO, the Board of Directors shall consist of nine members, and from the Completion of the IPO until the Majority Holder Date, the Company and ING Group shall use their best efforts to cause the Board of Directors to consist of nine members, in each case as follows:

(i)	the CEO;

(ii)	five Group Directors (one or more of which may, at the discretion of ING Group, be Independent Directors); and

(iii)	three Independent Directors (in addition to any Group Directors who are also Independent Directors).

(b)	[Reserved]

(c)	At all times, at least two of the Independent Directors shall also be Qualified Compensation Directors.

(d)	[Reserved]

(e)	On and after the first anniversary of the Majority Holder Date, the Board of Directors may reduce the number of Directors on the Board of Directors to no fewer than seven.

(f)	ING Group shall have the right to include on each Company Slate the following number of Directors, which shall each be designated as “Group Directors”:

(i)	Until the Majority Holder Date, a majority of the directors on the Board of Directors (or such lower number as ING Group shall determine);

(ii)	After the Majority Holder Date and until the First Threshold Date: (A) three, if there shall be at such time at least eight Directors on the Board of Directors and (B) two, if there shall be at such time fewer than eight Directors on the Board of Directors;

(iii)	After the First Threshold Date and until the Third Threshold Date: (A) two, if there shall be at such time at least eight Directors on the Board of Directors and (B) one, if there shall be at such time fewer than eight Directors on the Board of Directors; and

(iv)	After the Third Threshold Date, none.

(g)	Until the Third Threshold Date, the Company shall use its best efforts:

(i)	to cause there to be on the Board of Directors at all times that number of Group Directors for which ING Group maintains nomination rights pursuant to Section 2.2(f);

(ii)	to prevent any change being made to the number of Directors on the Board of Directors without the consent of ING Group;

(iii)	to fill any vacancy on the Board of Directors created by the resignation, removal or incapacity of any Group Director with another Group Director candidate identified by ING Group, to the extent ING Group would at such time have nomination rights for such Group Director candidate pursuant to Section 2.2(f); and

(iv)	not to permit the removal of any Group Director without ING Group’s consent, to the extent ING Group would at such time have nomination rights for such Group Director pursuant to Section 2.2(f).

(h)	Until the Third Threshold Date (and after such time, if so determined by the Board of Directors in its sole discretion), if the Board of Directors has appointed a Chairman who is not an Independent Director:

(i)	the Board of Directors shall designate one of the Independent Directors who is not a Group Director as its “Lead Director”;

(ii)	the Lead Director shall preside over meetings of the Directors held in the absence of any Director who is also an Executive Officer, which meetings shall be held at least once during each fiscal quarter of the Company (although the parties expect that such meetings will be held more frequently, generally prior to or immediately following each scheduled meeting of the Board of Directors);

(iii)	the Lead Director shall preside over meetings of the Independent Directors held in the absence of any Director who is not a NYSE Independent Director, which meetings shall be held at least annually; and

(iv)	the Lead Director shall have the responsibilities and authority set forth in Schedule 2.2(h) hereto and, to the extent not inconsistent with any other provision of this Agreement, such additional responsibilities as the Board of Directors may direct from time to time.

2.3	Audit Committee of the Board

(a)	As of the Completion of the IPO, the Board of Directors shall have established an audit committee that shall consist of three Independent Directors. At the option of ING Group, the Board of Directors shall appoint a fourth Director (as designated by ING Group, so long as such Director shall also meet the standard for audit committee membership as set forth in the NYSE Manual) to the audit committee, who, until the date immediately preceding the first anniversary of the date upon which the IPO Registration Statement becomes effective, need not be an Independent Director.

(b)	At any time during which the Board of Directors includes a Group Director who is also an Independent Director, at least one member of the Audit Committee shall be a Group Director, so long as such Group Director shall also meet the standards for audit committee membership as set forth in the NYSE Manual.

(c)	The audit committee shall have responsibilities and authority consistent with Rule 10A-3 under the Exchange Act and Rule 303A.07 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this agreement, as shall be delegated to it by the Board of Directors from time to time.

(d)	The audit committee shall have at all times at least one member who is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

2.4	Compensation and Benefits Committee of the Board

(a)	As of the Completion of the IPO, the Board of Directors shall have established a compensation and benefits committee that shall consist of (i) two or more Independent Directors (at least two of which are Qualified Compensation Directors) and (ii) one or more Group Directors (as determined by the Board of Directors).

(b)	From the Completion of the IPO until the Majority Holder Date, the following provisions will apply:

(i)	the compensation and benefits committee of the Board of Directors shall be responsible for:

(A)	reviewing and approving the compensation of each of the Executive Officers;

(B)	reviewing the equity compensation plans and other compensation plans of the Company, and making recommendations to the Board of Directors as to any changes to such plans;

(C)	subject to Section 2.4(d) hereof, making recommendations to the Board of Directors as to performance-based awards and target levels under performance-based compensation arrangements;

(D)	preparing, or supervising the preparation of, the report required by Item 407(e)(5) of Regulation S-K for inclusion in the Company’s proxy statement; and

(E)	such other responsibilities, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time; and

(ii)	the Board of Directors shall be responsible for:

(A)	subject to Section 2.4(d) hereof, approving and adopting the equity compensation plans and other compensation plans of the Company; and

(B)	subject to Section 2.4(d) hereof, approving performance-based awards and target levels under performance-based compensation arrangements.

(c)	On the Majority Holder Date (or on such earlier date as ING Group shall determine), the compensation and benefits committee shall begin to transition to full compliance with Section 303A.05 of the NYSE Manual, according to the following schedule:

(i)	as of the Majority Holder Date:

(A)	to the extent not already so delegated, the Board of Directors shall delegate to the compensation and benefits committee the responsibilities and authority set forth in Section 303A.05 of the NYSE Manual; and

(B)	to the extent not already the case, the Board of Directors shall appoint at least one Independent Director to sit on the compensation and benefits committee;

(ii)

on the 90th day following the Majority Holder Date (or such earlier date as ING Group shall determine), to the extent not already the case, the Board of Directors shall appoint a number of additional Independent Directors to sit on the compensation and benefits committee so that it shall consist of a majority of Independent Directors (at least two of which are Qualified Compensation Directors);

(iii)	on the anniversary of the Majority Holder Date (or such earlier date as ING Group shall determine), the membership of the compensation and benefits committee shall be adjusted so that it consists solely of Independent Directors (at least two of which are Qualified Compensation Directors), as determined by the Board of Directors.

(d)	From the Completion of the IPO until the Majority Holder Date, and during any other time that the compensation and benefits committee includes members who are not Qualified Compensation Directors, the compensation and benefits committee shall maintain a subcommittee consisting solely of two or more Qualified Compensation Directors who shall be responsible for:

(i)	approving any grants of equity or equity-based compensation awards to an Executive Officer or director of the Company;

(ii)	determining performance goals for performance-based compensation of the Executive Officers and the satisfaction thereof; and

(iii)	such other matters as shall be delegated to the subcommittee by the compensation and benefits committee or as shall be required by Applicable Law to be approved or determined by Qualified Compensation Directors.

(e)	Following the Majority Holder Date, the compensation and benefits committee shall have responsibilities and authority consistent with Rule 303A.05 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this agreement, as shall be delegated to it by the Board of Directors from time to time. Following the Majority Holder Date, the compensation and benefits committee shall also comply with any rule of the Exchange implementing Rule 10C-1 under the Exchange Act upon the effectiveness of such rule, provided, however, that any phase-in or transition provisions contained in such rule shall be utilized to the extent not otherwise inconsistent with this Agreement.

(f)	The provisions of this Section 2.4 shall be subject in all respects to the requirements of Section 6.4(c) hereof.

2.5	Nominating and Governance Committee of the Board

(a)	As of the Completion of the IPO, the Board of Directors shall have established a nominating and governance committee consisting of (i) one or more Independent Directors and (ii) one or more Group Directors (as determined by the Board of Directors).

(b)	On the Majority Holder Date (or on such earlier date as ING Group shall determine), the nominating and governance committee shall begin to transition to full compliance with Section 303A.06 of the NYSE Manual, according to the following schedule:

(i)	as of the Majority Holder Date (or such earlier date as ING Group shall determine), the Board of Directors will appoint at least one Independent Director to the nominating and governance committee;

(ii)

on the 90th day following the Majority Holder Date (or such earlier date as ING Group shall determine), the Board of Directors shall appoint a number of Independent Directors to sit on the nominating and governance committee so that it shall consist of a majority of Independent Directors;

(iii)	on the anniversary of the Majority Holder Date (or such earlier date as ING Group shall determine), the membership of the nominating and governance committee shall be adjusted so that it consists solely of Independent Directors, as determined by the Board of Directors.

(c)	The nominating and governance committee shall at all times exercise the responsibilities and authority set forth under Rule 303A.04 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this agreement, as shall be delegated to it by the Board of Directors from time to time, subject in each case to ING Group’s nomination rights under Section 2.2(f) hereof.

2.6	Finance Committee of the Board

(a)	As of the Completion of the IPO, the Board of Directors shall have established a finance committee consisting of such Directors as shall be determined by the Board of Directors and with such responsibilities, not inconsistent with this Agreement, as shall be determined by the Board of Directors.

2.7	Executive Committee of the Board

(a)	As of the Completion of the IPO, the Board of Directors shall have established an executive committee consisting of:

(i)	The CEO

(ii)	One Independent Director who is not a Group Director; and

(iii)	two Group Directors, one of whom shall be designated by ING Group as an alternate (which alternate shall be considered a member of the Executive Committee of the Board only when the other Group Director is unable to attend a meeting or cast a vote).

(b)	Following the First Threshold Date, the two Group Directors may be replaced by one or more Directors, as determined by the Board of Directors.

(c)	Until the Majority Holder Date, the executive committee shall only act with the consent of a majority of the members of the committee, which majority must include a Group Director.

(d)	At any time that a Group Director is a member of the Executive Committee, such Group Director shall be available to the other committee members on short notice (generally meaning within 24 hours of any communication being sent), or shall provide for the alternate Group Director or for a delegate (who shall also be a Group Director) to be available within such a time period.

(e)	The executive committee shall have such authority as shall be delegated to it by the Board of Directors from time to time; provided, however, that until the Third Threshold Date, the executive committee shall report promptly to the Board of Directors any actions or decisions it has taken in reliance on its delegated authority.

2.8	Management Risk Committee

(a)	As of the Completion of the IPO, the Board of Directors shall have established a management risk committee, which shall be a management committee and which shall report periodically to the audit committee of the Board of Directors.

(b)	The management risk committee shall consist of (i) the CRO and (ii) such other employees of the Company as shall be appointed from time-to-time by the CEO.

(c)	Until the Third Threshold Date, ING Group shall be entitled to appoint up to three observers to attend each meeting of the management risk committee, and shall be entitled to receive all materials, reports and other communications from the management risk committee. The presence or participation of such observers shall not be required for the management risk committee to act, provided, however, that such presence or participation may not be interfered with by the Company.

(d)	The management risk committee shall be the principal management committee of the Company responsible for assisting the audit committee and the Board of Directors in monitoring the Company’s risk and capital profile and policies. The Board of Directors shall be entitled to receive reports directly from the Company’s CRO.

2.9	Management Investment Committee

(a)	As of the Completion of the IPO, the Board of Directors shall have established a management investment committee, which shall be a management committee and which shall report periodically to the Board of Directors.

(b)	The management investment committee shall consist of such employees of the Company as shall be appointed from time-to-time by the CEO.

(c)	Until the Third Threshold Date, ING Group shall be entitled to appoint up to three observers to attend each meeting of the management investment committee, and shall be entitled to receive all materials, reports and other communications from the management investment committee. The presence or participation of such observers shall not be required for the management investment committee to act, provided, however, that such presence or participation may not be interfered with by the Company.

(d)	The management investment committee shall be the principal management committee of the Company responsible for setting the Company’s investment policies and practices subject to approval by the Board of Directors, monitoring the Company’s general account and other investments and assisting the Board of Directors in its oversight of these matters.

2.10	[Reserved]

2.11	Implementation

(a)	The Company shall make such disclosures, and shall take such other steps, as shall be required to avail itself of such exemptions from Exchange rules and other Applicable Law so as to permit the full implementation of this Article II.

(b)	Any determination by or consent of ING Group pursuant to this Article II shall be evidenced in a writing signed by (i) at least two of the Group Directors, if at such time two or more Group Directors shall hold office or (ii) one Group Director, if at such time only one Group Director shall hold office.

(c)	For the avoidance of doubt, except as expressly stated above, Group Directors (i) shall not be required to be Independent Directors or meet any standard of independence from the Company and (ii) may be officers or employees of ING Group, but not of the Company.

ARTICLE III

GROUP APPROVAL AND CONSENT RIGHTS

3.1	ING Group Approval and Consent Rights at Thirty Percent Threshold

(a)	Until the Second Threshold Date, the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) take any of the following actions without the prior written consent of ING Group:

(i)	Any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) involving the Company or any Subsidiary of the Company, on the one hand, and any other Person, on the other hand; other than (A) an acquisition of 100% of the Capital Stock of such other Person or (B) disposition of 100% of the Capital Stock of a Subsidiary of the Company, in each case (x) involving consideration not exceeding $1 billion and (y) where none of (1) the book value of the assets or liabilities or (2) the sum of the assets under management and assets under administration of such Person exceeds $5 billion.;

(ii)	Any acquisition or disposition of securities, assets or liabilities (including through reinsurance transactions) involving consideration or book value greater than $1 billion, other than transactions involving assets invested in the Company’s consolidated general account and approved in accordance with the Company’s established policies and procedures to monitor invested assets;

(iii)	Any increase or decrease in the authorized Capital Stock of the Company, or the creation of any new class or series of Capital Stock of the Company;

(iv)	Any issuance or acquisition (including stock buy-backs, redemptions and other reductions of capital) of Capital Stock of the Company or any of its Subsidiaries, except:

(A)	issuances of Equity Awards;

(B)	issuances of Capital Stock of a Subsidiary to a Wholly Owned Subsidiary, or acquisitions of Capital Stock of a Subsidiary by a Wholly Owned Subsidiary; and

(C)	issuances or acquisitions of Capital Stock that, in the express judgment of the Board of Directors as stated in the authorizing resolutions thereof, are necessary to maintain (x) adequate capitalization of the Company or any Subsidiary, (y) compliance with covenants contained in any instrument under which the Company or any Subsidiary has issued indebtedness or (z) compliance with Applicable Law.

(v)	Any issuance or acquisition (including redemptions, prepayments, open-market or negotiated repurchases or other transactions reducing the outstanding debt of the Company or any Subsidiary) of any debt security of the Company or any Subsidiary, in each case involving an aggregate principal amount exceeding $1 billion, except Short Term Funding Instruments and Capital Management Facilities;

(vi)	Any other incurrence of a debt obligation of the Company or any Subsidiary having a principal amount greater than $1 billion, except Capital Management Facilities;

(vii)	Entry into or termination of any joint venture or cooperation arrangements involving assets having a value exceeding $1 billion;

(viii)	The listing or delisting of securities of the Company or any of its Subsidiaries on a securities exchange, other than the listing or delisting of debt securities on the Exchange or any other securities exchange located solely in the United States;

(ix)	Any amendments to the charter (or equivalent authorizing document) of the management risk committee or the management investment committee that affects (A) the obligations of such committees to report their activities (or those of their respective subcommittees) to the Board of Directors or (B) the scope of authority of such committees;

(x)	The amendment (or approval or recommendation of the amendment) of the Company’s certificate of incorporation or by-laws;

(xi)	With respect to the Company or any Subsidiary, any filing or the making of any petition under Bankruptcy Laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject the Company or any Subsidiary to a proceeding under Bankruptcy Laws; or

(xii)	Any dissolution or winding-up of the Company.

3.2	[Reserved]

3.3	Implementation

(a)	The consent or approval of ING Group for any action for which ING Group has consent or approval rights under this Article III shall be evidenced in a writing signed (i) at least two of the Group Directors, if at such time two or more Group Directors shall hold office or (ii) one Group Director, if at such time only one Group Director shall hold office.

(b)	In exercising its rights pursuant to this Article III, ING Group shall periodically consult with the Independent Directors, through the Lead Director, and consider in good faith their views.

ARTICLE IV

INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

4.1	Information Rights During Equity Accounting Periods

(a)	The Company agrees that, during a period that beginning when Section 4.2 hereof ceases to apply and ends on the later of (A) ING Group being no longer required under IFRS (x) to account in its financial statements for its holdings in the Company under an equity method or (y) to consolidate the financial statements of the Company with its financial statements and (B) the Third Threshold Date, unless ING Group shall earlier provide written notice to the Company that it is opting-out of this Section 4.1, the Company shall provide ING Group with (i) information and data relating to the business and financial results of the Company and its Subsidiaries and (ii) access, during usual business hours, to the Company’s personnel, data and systems, in each case to the extent that such information, data or access is required for ING Group to meet its legal, financial or regulatory obligations or requirements (as determined by ING Group in its reasonable judgment).

4.2	Information Rights During Full Consolidation Periods

(a)	The Company agrees that, so long as ING Group is required under IFRS to consolidate the financial statements of the Company with its financial statements, and in any case for all financial periods commencing prior to the Majority Holder Date:

(i)	General Principles. The Company shall continue to provide ING Group with (A) information and data relating to the business and financial results of the Company and its Subsidiaries and (B) access to the Company’s personnel, data and systems, in each case in the same manner as it does immediately prior to the Completion of the IPO;

(ii)	Accounting Systems and Principles. The Company shall maintain accounting principles, systems and reporting formats that are consistent with ING Group’s financial accounting practices in effect as of the Completion of the IPO, and shall thereafter in good faith consider any changes to such principles, systems or reporting formats requested by ING Group;

(iii)	Controls and Procedures. The Company shall, and shall cause each of its Subsidiaries, to:

(A)	maintain Disclosure Controls and Procedures;

(B)	maintain Internal Control Over Financial Reporting; and

(C)	provide quarterly certifications from its relevant officers and employees regarding Disclosure Controls and Procedures and Internal Control Over Financial Reporting, in accordance with ING Group’s internal standards; and

(iv)	Advance Notice. The Company shall inform ING Group promptly of any events or developments that might reasonably be expected to materially affect the Company’s financial results.

(b)	In connection with its provision of information to ING Group pursuant to Section 4.2(a) hereof, the Company may implement reasonable procedures to restrict access to such information to only those persons who ING Group reasonably determines have a need to access such information. For the avoidance of doubt, the provisions of Section 10.8 hereof shall apply to all information provided to ING Group pursuant to Section 4.2(a) hereof.

4.3	General Information Requirements

(a)	All information provided by the Company or any of its Subsidiaries to ING Group pursuant to Sections 4.1 and 4.2 shall be in the format and detail as reasonably requested by ING Group. All financial statements and information provided by the Company or any of its Subsidiaries to ING Group pursuant to Sections 4.1 and 4.2 shall be provided under IFRS with a reconciliation to GAAP;

(b)	ING Group shall provide the Company with all software and other applications necessary for the Company to prepare and submit to ING Group the required financial information including software and other applications to reconcile the income, equity and any required balance sheet accounts from the Company’s financial statements to the required ING Group accounting. ING Group shall provide the Company with at least 30 days’ notice of any change in its administrative practices and policies as they relate to the obligations of the Company pursuant to Section 4.3(a), including any change in such policies relating to reporting times and delivery methods.

(c)	With respect to any information provided by the Company or any of its Subsidiaries to ING Group that is contained in, or used in the preparation of, any public disclosure of ING Group, the Company shall not provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

4.4	Reporting Coordination Committee

(a)	To facilitate the coordination of financial reporting, the Company and ING Group shall establish a Reporting Coordination Committee, which shall have a membership that includes (i) the Controller of the Company or his or her designee, (ii) a senior member of the Group accounting group and (iii) such other members as shall be mutually agreed between the Company and ING Group.

(b)	The Reporting Coordination Committee shall meet at least quarterly to (i) monitor the financial reporting protocols between the Company and ING Group and make recommendations as to any appropriate changes; (ii) determine appropriate reporting deadlines consistent with the public reporting obligations of the Company and ING Group; and (iii) make such other determinations regarding reporting procedures, technologies and personnel as shall be necessary or advisable to facilitate accurate and efficient financial reporting between the Company and ING Group.

4.5	Matters Concerning Auditors

(a)	Until the date on which ING Group is no longer required under IFRS to consolidate the Company’s financial statements with its financial statements, ING Group shall have full access, during usual business hours, to the Company Auditor and to the Company’s internal audit function (through the Company’s head of internal audit), including access to work papers and the personnel responsible for conducting the Company’s quarterly reviews and annual audit, and shall be provided with copies of all material correspondence between the Company and the Company Auditor.

(b)	Until the Third Threshold Date:

(i)	the Company shall provide ING Group with reasonable access to the Company Auditor and to the Company’s internal audit function (through the Company’s head of internal audit) and shall extend all reasonably requested cooperation with the ING Group Auditor in connection with ING Group’s internal and external audit function;

(ii)	the Company shall use its reasonable best efforts to enable the Company Auditor to complete its quarterly review and annual audit such that it shall date its report on such quarterly review or opinion on the Company’s audited annual financial statements on or before the date that the ING Group Auditor date their report or opinion on ING Group‘s financial statements, and to enable ING Group to meet its timetable for the printing, filing and public dissemination of its financial statements. The Company shall instruct the Company Auditor to perform the work requested by the ING Group Auditor pursuant to this Agreement and the Company shall use its reasonable best efforts to enable the Company Auditor to comply with the instruction received;

(iii)	upon reasonable notice, the Company shall authorize the Company Auditor to make available to the ING Group Auditor both the personnel responsible for conducting the Company’s quarterly reviews and annual audit and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the quarterly review or annual audit of the Company, in all cases within a reasonable time after the Company Auditor’s opinion date, so that the ING Group Auditor are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditor as it relates to the ING Group Auditor’ report on ING Group’s financial statements, all within sufficient time to enable ING Group to meet its timetable for the printing, filing and public dissemination of its financial statements; and

(iv)	subject to Applicable Law (including Rule 10A-3 under the Exchange Act), the Company shall not change the Company Auditor without the approval of ING Group.

(c)	Neither ING Group nor the Company shall take any action that would cause either the Company Auditor or the ING Group Auditor, respectively, not to be independent with respect to the Company or ING Group.

4.6	Release of Information and Public Filings

(a)	Until the Third Threshold Date:

(i)	the Company shall co-ordinate with ING Group with respect to the public release of any material information relating to the Company. The Company shall, to the extent practicable, provide ING Group with a copy of any such proposed public release no later than two Business Days prior to publication, and shall consider in good faith incorporating any comments provided thereon by ING Group prior to such publication;

(ii)	The Company and ING Group shall consult on the timing of their annual and quarterly earnings releases and, to the extent practicable, each Party shall give the other Party an opportunity to review the information therein relating to the Company and its Subsidiaries and to comment thereon. In the event that the Company is required by Applicable Law to publicly release information concerning the Company’s financial information for a period for which ING Group has yet to publicly release financial information, the Company shall provide ING Group notice of such release of such information as soon as practicable prior to such release of such information; and

(iii)	each of ING Group and the Company shall take reasonable steps to co-operate with each other in connection with the preparation, printing, filing, and public dissemination of their respective annual and quarterly statutory statements, their respective audited annual financial statements, their respective annual reports to shareholders, their respective annual, quarterly and current reports under the Securities Acts, any prospectuses and other filings made with the Securities Commissions, federal or state insurance requirements or any other required regulatory filings.

(b)	Until the Majority Holder Date:

(i)	ING Group shall have the rights with respect to all public communications and filings by the Company set forth in Schedule 4.6(b) hereto, provided, however that such rights shall not apply to the extent that they would prevent the Company from complying with its disclosure or other obligations under Applicable Law.

4.7	Information in Connection with Regulatory or Supervisory Requirements

(a)	During any period in which ING Group is deemed to control the Company for U.S., European Commission, or The Netherlands regulatory purposes, and in any case at all times prior to the Third Threshold Date:

(i)	the Company shall:

(A)	provide, as promptly as reasonably possible but in any case within three business days of any request from ING Group (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (x) requested or demanded by any governmental, regulatory, judicial, supra-national or self-regulatory authority having jurisdiction or oversight authority over ING Group or any of its Subsidiaries (including, for the avoidance of doubt, DNB and the European Commission) or (y) deemed necessary or advisable by ING Group in connection with any filing, report, response or communication made by ING Group or its Subsidiaries with or to an authority referred to in clause (x) of this Section 4.7(a)(i)(A) (whether made pursuant to specific request from such authority or in the ordinary course); and

(B)	upon reasonable notice, provide access to any governmental, regulatory, judicial, supra-national or self-regulatory authority having jurisdiction or oversight authority over ING Group or any of its Subsidiaries (including, for the avoidance of doubt, DNB and the European Commission) to its offices, employees and management in a reasonable manner where and as required under Applicable Law; and

(ii)	ING Group shall provide, as promptly as reasonably possible but in any case within three business days of any request from the Company (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (A) requested or demanded by any governmental, regulatory, judicial, supra-national or self-regulatory authority having jurisdiction or oversight authority over the Company or any of its Subsidiaries; or (B) deemed necessary or advisable by the Company in connection with any filing, report, response or communication by the Company or its Subsidiaries with or to an authority referred to in clause (A) of this Section 4.7(a)(ii) (whether made pursuant to specific request from such authority or in the ordinary course).

(b)	Each of ING Group and the Company shall use reasonable efforts to keep the other Party informed of the type of information it expects to require on a regular basis in order to meet its reporting or filing obligations with the authorities referred to in Section 4.7(a), above, and the timing of such requirements, however no failure to abide by this Section 4.7(b) shall affect the validity of any demand made pursuant to Section 4.7(a).

4.8	Implementation with Respect to Legal Disclosures

(a)	All requests for information or documents relating to legal or regulatory matters or with respect to which legal privilege may be sought or asserted under Sections 4.1, 4.2, 4.7(a)(i) or 6.5 shall be made solely to the office of the Chief Legal Officer of the Company, and all responses thereunder shall be made solely to the office of the General Counsel of ING Group. For the avoidance of doubt, such information or documents contained in databases, reports or systems of the Company to which ING Group has unrestricted access prior to the date hereof may be redacted, or access to the relevant databases, reports or systems may be restricted or denied, to the extent necessary so that such information and documents are handled in accordance with this Section 4.8.

(b)	All requests for information or documents under Sections 4.7(a)(ii) shall be made solely to the office of the General Counsel of ING Group, and all responses thereunder shall be made solely to the office of the Chief Legal Officer of the Company.

(c)	If the party required to deliver the information or documents pursuant to this Section 4.8 (the “Information Party”) believes in good faith, based upon legal advice (from internal or external counsel), that the delivery of any information or documents pursuant to this Agreement would cause the loss of any applicable legal privilege (or create a risk of such loss), then both parties will work in good faith to determine an alternate means of delivering the requested information or documents, or the substance thereof, that does not result in the loss of such privilege. If needed to preserve a privilege, the Company and ING Group agree to enter into a common interest agreement, in substantially the form attached hereto as Annex D, in advance of, and as a condition to, such delivery. Notwithstanding the foregoing, if no alternate means can be agreed by the parties and external counsel to the Information Party informs the other party in writing that a common interest cannot be established, or with sufficient confidence be asserted, to preserve the legal privilege with respect to the information or documents in question, even if a common interest agreement were to be entered into, or that for any other reason the information or documents cannot be delivered without loss of the privilege (such counsel to explain the reasons for its conclusion briefly but in reasonable detail so that the other party can review the legal analysis with its own counsel), then the Information Party is excused from providing such information or documents but only to the extent and for the time necessary to preserve the privileged character thereof.

4.9	Expenses

(a)	The Company shall be responsible for any expenses it incurs in connection with the fulfillment of its obligations under this Article IV, except (i) out-of-pocket expenses incurred with respect to specific requests by ING Group for information, documents or access, in excess of amounts historically incurred by the Company (if any) for the provisions of similar information, documents and access; (ii) to the extent expressly agreed between ING Group and the Company prior to the incurrence of any specific expenses; and (iii) any incremental out-of-pocket expense incurred in connection with the acquisition of the software and applications referred to in Section 4.3(b) hereof (in excess of expenses that would otherwise be incurred by the Company in the absence of such section).

ARTICLE V

SUBSEQUENT SALES OF COMMON STOCK

5.1	Registration Rights

(a)	The Parties shall execute and deliver, concurrently with the execution and delivery of this Agreement, the Registration Rights Agreement.

5.2	Equity Purchase Rights

(a)	As soon as practicable after determining to issue any shares of Common Stock or securities convertible or exchangeable for Common Stock (“Purchase Right Shares”), but in any event no fewer than ten Business Days prior to entering into a binding agreement to issue Purchase Right Shares to any person other than ING Group or its Subsidiaries (a “Purchase Right Transaction”), the Company shall, in writing, offer, subject to consummation of the Purchase Right Transaction, to sell to ING Group (which offer may be assigned by ING Group to a Subsidiary of ING Group) the Purchase Right Share Amount at the Purchase Right Share Price. The Company shall describe the proposed Purchase Right Transaction in reasonable detail in such written offer, including the range of prices (which may be expressed in terms of discount and / or premium to the trading price of Common Stock at the time the Company enters into a binding agreement to issue Purchase Right shares or consummates the Purchase Right Transaction) within which the Company reasonably expects to sell Purchase Right Shares in the Purchase Right Transaction.

(b)	For purposes of this Section 5.2, the “Purchase Right Share Price” shall be the lowest purchase price (which need not be determined until the time at which the Company enters into definitive documentation with respect to the Purchase Right Transaction), if any, to be paid by the transferee(s) of Purchase Right Shares; and the “Purchase Right Share Amount” shall be that number of the Purchase Right Shares as is equal to the amount obtained by multiplying the total number of Purchase Right Shares by a fraction (the “Group Share Fraction”), the numerator of which is the number of shares of Common Stock beneficially owned by ING Group, and the denominator of which is the total number of shares of Common Stock outstanding, in each case as of the time that the Company makes the offer to ING Group pursuant to Section 5.2(a) hereof.

(c)

If the offer referred to in Section 5.2(a) hereof is irrevocably accepted (subject only to required regulatory approvals, if any) in writing within five Business Days after such offer is delivered to ING Group, then, only in the event that the Purchase Right Transaction is consummated and the price per Purchase Right Share falls within the price range set forth in the written offer delivered to ING Group in accordance with Section 5.2(a), the Company shall sell to ING Group (or its Subsidiary, as the case may be), and ING Group (or its Subsidiary, as the case may be) shall purchase from the Company, that number of Purchase Right Shares as is equal to the Purchase Right Share Amount, at the Purchase Right Share Price. If the Company determines in good faith that it must consummate the Purchase Right Transaction prior to any regulatory approvals necessary for the sale of Purchase Right Shares to ING Group (or its Subsidiary, as applicable) having been obtained, the Company shall notify ING Group in writing of such determination and shall then be free to consummate the Purchase Right Transaction prior to consummating the sale of Purchase Right Shares to ING Group (or its Subsidiary, as applicable); provided, however, that in such event the Company and ING Group (or its Subsidiary, as applicable) shall consummate the sale of Purchase Right Shares as promptly as practicable after all required regulatory approvals have been obtained; and provided, further, that the Purchase Right Share Amount shall be increased, as necessary, so that the Group Share Fraction, if it were to be calculated immediately following such consummation, would be equal to the Group Share Fraction as calculated at the time of the offer made pursuant to Section 5.2(a) hereof. The obligation of the Company to sell, and ING Group (or its Subsidiary, as applicable) to purchase such Purchase Right Shares shall terminate if all such required regulatory approvals shall not have been obtained by the 120th day following the closing of the Purchase Right Transaction.

(d)	If the offer referred to in Section 5.2(a) hereof is not irrevocably accepted (subject only to required regulatory approvals, if any) in writing within five Business Days after such offer is delivered to ING Group, the Company will be free to consummate the Purchase Right Transaction described in the written offer delivered to ING Group in accordance with Section 5.2(a), within the price range described in such written offer, without selling any Purchase Right Shares to ING Group or its Subsidiaries. The Company shall not consummate any Purchase Right Transaction other than (i) a Purchase Right Transaction described in the previous sentence or (ii) a Purchase Right Transaction described in Section 5.2(c) that is consummated within the price range described in a written offer to ING Group in accordance with Section 5.2(a). For the avoidance of doubt, nothing in this Section 5.2 shall affect the approval rights of ING Group contained in Section 3.1 hereof.

(e)	The purchase and sale of any Purchase Right Shares pursuant to this Section 5.2 shall take place concurrently with the closing of the Purchase Right Transaction, or, if a concurrent closing is not practicable, as promptly as practicable thereafter. At the time of purchase, the Company shall deliver to ING Group (or its Subsidiary, as the case may be) certificates (or, in the event that the Company issues securities to a third party in an uncertificated form, other evidence of ownership) registered in the name of ING Group (or its Subsidiary, as the case may be) representing the Purchase Right Shares purchased, and ING Group (or its Subsidiary, as the case may be) shall transfer to the Company the purchase price therefor in United States dollars by bank check or wire transfer of immediately available funds, as specified by the Company, to an account designated by the Company not less than five Business Days prior to the date of purchase.

(f)	The Company and ING Group each agree to use all commercially reasonable efforts to obtain any regulatory, stock exchange, or other approval required for any purchase of Purchase Right Shares by ING Group (or its designated Subsidiary) pursuant to this Section 5.2.

(g)	Notwithstanding the foregoing, the provisions of paragraphs (a) to (f) of this Section 5.2 shall not apply to Purchase Right Shares issued:

(i)	as consideration for mergers, acquisitions and exchange offers;

(ii)	as Equity Awards;

(iii)	pursuant to the underwriting agreement for the initial public offering of the Common Stock, including any “greenshoe” or over-allotment option;

(iv)	as part of any transaction approved by ING Group pursuant to its consent rights set forth in Section 3.1 hereof, unless otherwise provided in such consent (for the avoidance of doubt, paragraphs (a) to (f) of this Section 5.2 shall apply to any such issuances pursuant to Section 3.1(a)(iv)(C)); or

(v)	at any time after ING Group ceases to beneficially own at least 20% of the outstanding Common Stock.

5.3	Lock-Up Provisions

(a)	In connection with any underwritten offering of Common Stock (whether or not pursuant to the Registration Rights Agreement), the Company shall, and shall cause the Executive

Officers and Directors to, and, prior to the Third Threshold Date, ING Group shall, agree with the underwriters in such offering to a lock-up period of up to 90 days (as determined by the underwriters), subject to customary extension provisions and carve-outs.

(b)	Notwithstanding Section 5.3(a) hereof, ING Group shall not be obligated to agree to any lock-up period during which it would be prevented from selling all or any portion of its Common Stock in privately negotiated transactions that are not executed through the facilities of a securities exchange.

5.4	Warrants

(a)	The Company shall issue the Warrants to ING Group or its designated Subsidiary, prior to or concurrently with the execution and delivery hereof.

ARTICLE VI

OTHER PROVISIONS

6.1	Other Arrangements

(a)	ING Group and the Company each agree that, to the extent that other services provided by ING Group and the Company to each other, or other arrangements and practices between ING Group and the Company, are not otherwise specifically covered by this Agreement or by the Other Agreements, ING Group and the Company shall co-operate with each other to mutually agree on how such service, arrangement or practice shall be continued or discontinued, as applicable, and each of ING Group and the Company agree to negotiate in good faith to reach such mutual agreement.

6.2	Other Agreements

(a)	The Parties shall execute and deliver, concurrently with the execution and delivery of this Agreement, the Other Agreements.

6.3	Related Party Transaction Policy

(a)	The review and approval of a committee consisting of no fewer than three Independent Directors, and chaired by the Lead Director (if any shall have been appointed at such time), shall be required prior to the Company entering into:

(i)	any transaction that would be reportable by the Company pursuant to Item 404(a) of Regulation S-K in the Company’s subsequent Annual Report on Form 10-K; and

(ii)	any material amendment to this Agreement or the Other Agreements.

(b)	No Independent Director who has a material interest in a transaction referred to in Section 6.3(a) shall be eligible to sit on a committee considering such transaction, and if at any time there are fewer than three Independent Directors eligible to sit on such a committee, the committee may consist of no fewer than two Independent Directors.

(c)	As of the Completion of the IPO, the Board of Directors shall adopt the Related Party Transaction Policy attached hereto as Annex E.

6.4	Certain Policies and Procedures

(a)	Until the Majority Holder Date, the Board of Directors shall, when determining to implement, amend or rescind any policy of the Company or any of its Subsidiaries relating to risk, capital, investment, environmental and social responsibility or regulatory compliance (each, a “Critical Policy”), take into account the Company’s status as a consolidated Subsidiary of ING Group, and take into account the interests of ING Group therein;

(b)	During any period in which ING Group is deemed to control the Company for U.S., European Commission or The Netherlands regulatory purposes, and in any case at all times prior to the Third Threshold Date, the Company:

(i)	shall not adopt or implement any policies or procedures, and at ING Group’s reasonable request, shall refrain from taking any actions, that would cause ING Group to violate any Applicable Law to which ING Group is subject;

(ii)	shall, prior to implementing, amending or rescinding any Critical Policy, consult with ING Group (though one or more Group Directors, if any shall be in office at such time, or else through the General Counsel of ING Group); and, to the extent consistent with its fiduciary duties, the Board of Directors shall take into account the reasonable interests of ING Group with respect thereto; and

(iii)	shall maintain and observe the policies of ING Group to the extent necessary for ING Group to comply with its legal and regulatory obligations;

provided, that, for the avoidance of doubt, this Section 6.4(b) shall not require the Company to take any action (including adopting or implementing any policy) or refrain from taking any action where such action or inaction would cause the Company to violate Applicable Law.

(c)	Until the date on which ING Group is no longer required under IFRS to consolidate the Company’s financial statements with its financial statements, the Company shall maintain remuneration practices and policies which comply with the DNB Remuneration Framework, including subjecting the compensation arrangements of all employees covered by the DNB Remuneration Framework to the approval of the Supervisory Board of ING Group.

(d)	The Company will fully cooperate with the requirements of the European Commission decision of November 16, 2012 or any other requirements imposed by the European Commission as a consequence of state aid received by ING Group.

6.5	Access to Personnel and Data

(a)	In addition to the specific rights of ING Group set forth elsewhere in this Agreement, until the Majority Holder Date and subject to Section 4.8 hereof:

(i)	the Company shall continue to provide representatives of ING Group with reasonable access to the Company’s personnel (including senior-level management and other employees) and data, in a manner consistent with the status of the Company as a consolidated Subsidiary of ING Group; and

(ii)	ING Group shall continue to provide representatives of the Company with reasonable access to ING Group’s personnel (including senior-level management and other employees) and data, in a manner consistent with the status of ING Group as the corporate parent of the Company.

6.6	Internal Communications Protocols

(a)	In addition to the specific rights of ING Group set forth elsewhere in this Agreement, until the Third Threshold Date, the Company and ING Group agree to mutually consult with respect to internal communications of the Company which could reasonably be expected to be material to ING Group.

6.7	Access to Historical Records

(a)

For a period of two years following the Third Threshold Date, subject to an extension of up to ten years upon the demonstration of a legal, tax or regulatory requirement for such extension by the requesting Party, ING Group and the Company shall retain the right to access such records of the other which exist resulting from ING Group’s control or ownership of all or a portion of the Company. Upon reasonable notice and at each Party’s own expense, ING Group (and its authorized representatives) and the Company (and its authorized representatives) shall be afforded access to such records at reasonable times and during normal business hours and each Party (and its authorized representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided, access to such records may be denied if (i) ING Group or the Company, as the case may be, cannot demonstrate a legitimate business need (during the two year period following the Third Threshold Date), or a legal or regulatory requirement (during the extension period described above), for such access to the records; (ii) the information contained in the records is subject to any applicable confidentiality commitment to a third party; (iii) a bona fide competitive reason exists to deny such access; (iv) the records are to be used for the initiation of, or as part of, a suit or claim against the other Party; (v) such access would serve as a waiver of any privilege afforded to such record; or (vi) such access would unreasonably disrupt the normal operations of ING Group or the Company, as the case may be.

6.8	Indemnification; Liability Insurance

(a)	Until at least the day after the last date on which a Group Individual is a Director, officer or employee of the Company, the Company shall grant indemnification (including advancement of expenses) to each such Director, officer and employee of the Company to the greatest extent permitted under Section 145 of the General Corporation Law of the State of Delaware and other Applicable Law, as may be amended from time to time. Such indemnification and advancement shall continue as to any Group Individual (i) who becomes entitled to indemnification or advancement on or prior to such date, notwithstanding any change (except those changes made as required by applicable law) in the Company’s indemnification or advancement policies following such date, and (ii) with respect to liabilities existing or arising from events that have occurred on or prior to such date, notwithstanding such Group Individual’s ceasing to be a Director, officer or employee of the Company.

(b)	As of the date of this Agreement, the Company has insurance coverage with respect to (i) director and officer liability (“D&O Coverage”) and fiduciary liability (“Fiduciary Coverage”) covering Directors, officers and employees of the Company, including Group Individuals serving in any such capacity at the Company, and (ii) liabilities under U.S. federal and state securities laws (“Securities Coverage” and, together with the D&O Coverage and the Fiduciary Coverage, the “Agreed Coverage”) covering Directors, officers and employees of the Company, Group Individuals, the Company, ING Group and respective Subsidiaries of the Company and ING Group equally and to the same extent.

(c)	Subject to the provisions of this Section 6.8, the D&O Coverage and Fiduciary Coverage shall be renewed annually and kept in force by the Company on substantially the same terms in order to cover any claims made on or prior to the sixth anniversary of the last date on which any Group Individual is a Director, officer or employee of the Company. The Company shall be responsible for the cost of D&O Coverage and Fiduciary Coverage that covers Directors, officers and employees of the Company, including Group Individuals serving in any such capacity at the Company.

(d)

Subject to the provisions of this Section 6.8, the Securities Coverage shall be renewed annually by the Company on substantially the same terms in order to cover any claims made on or prior to the sixth anniversary of the last date on which the closing occurred for any offering of securities by the Company (i) in which ING Group or any of its Subsidiaries is a selling or controlling securityholder, (ii) completed while any Group Individual is a Director (or was named in the Registration Statement of the Company under the Securities Act for such offering as about to become a Director of the Company), officer, employee of the Company or (iii) completed prior to the termination of this Agreement (excluding those provisions of this Agreement that are expressly stated to survive such termination in Section 10.15(a) hereof). The Company shall be responsible for the cost of that portion of the Securities Coverage that covers Directors, officers and employees of the Company, including Group Individuals serving in any such capacity at the Company. ING Group shall reimburse the Company for the cost of that portion of the Securities Coverage covering ING Group, its respective Subsidiaries and their respective Directors, officers and employees.

(e)	As used in this Section 6.8, the terms “D&O Coverage,” “Fiduciary Coverage, “Securities Coverage” and “Agreed Coverage” shall mean the coverages in place as of the date of this Agreement as well as any renewal, amendment, endorsement or replacement (each, a “Coverage Change”) of such coverages. A change in premium for any such Agreed Coverage shall not be considered a “Coverage Change.”

(f)	Promptly upon receipt of any written request from ING Group, the Company will supply ING Group with copies of any policies of insurance, binders, proposed terms or wording and other relevant information or documents with respect to the Agreed Coverage or any actual or proposed Coverage Change regarding the Agreed Coverage or Coverage Change.

(g)	ING Group shall receive reasonable prior notice of any proposed Coverage Change and any proposed change in premiums on the Agreed Coverage. No Coverage Change shall become effective that would have the effect of making the Agreed Coverage (i) less favorable to Group Individuals in comparison to Directors, officers or employees of the Company than is the Agreed Coverage prior to such Coverage Change, or (ii) less favorable to ING Group and its Subsidiaries in comparison to the Company and its Subsidiaries than is the Agreed Coverage prior to such Coverage Change without the prior written consent of ING Group, which consent may be granted, conditioned or withheld in the sole discretion of ING Group. If the proposed premium change for Securities Coverage would materially increase the cost of the Securities Coverage, ING Group shall have the right to participate with the Company in negotiations with the insurance brokers and insurance companies with respect to such proposed increase.

(h)	If a Coverage Change to the Securities Coverage is required by the relevant insurers because certain terms and conditions are no longer available, and such Coverage Change would have the effect of making the Securities Coverage (i) less favorable to Group Individuals in comparison to Directors, officers, employees or agents of the Company than the Securities Coverage prior to such Coverage Change, or (ii) less favorable to ING Group and its Subsidiaries in comparison to the Company and its Subsidiaries than is the Securities Coverage prior to such Coverage Change, ING Group shall have the option of either (x) consenting to such Coverage Changes, which consent may be granted, conditioned or withheld in the sole discretion of ING Group, or (y) requiring the Company to procure “run-off” or “tail” coverage on behalf of ING Group for Securities Coverage for a period of time equal to the statute of limitations applicable to the last Offering covered by the Securities Coverage. Such “run-off” or “tail” coverage must remain part of the same policy otherwise kept in force by the Company in order to ensure that there are not two separate policies covering a Group Individual with respect to claims made under the D&O Coverage, including the Securities Coverage. The cost of such “run-off” or “tail” coverage will be borne by ING Group and the Company according to the same percentage of cost outlined in 6.8(d).

(i)

ING Group may at any time request in writing a Coverage Change with respect to the Securities Coverage of Group Individuals or ING Group or any of its Subsidiaries. The Company will use commercially reasonable efforts to effect such Coverage Change so long as such Coverage Change would not have the effect of making the Agreed Coverage (i) less favorable to the Company or any of its Subsidiaries or any Director, officer or employee of the Company and its Subsidiaries than the Agreed Coverage prior to such Coverage Change, (ii) more favorable to Group Individuals in comparison to Directors, officers or employees of the Company than is the Agreed Coverage prior to such Coverage Change, or (iii) more favorable to ING Group and its Subsidiaries in comparison to the Company and its Subsidiaries than is the Agreed Coverage prior to such Coverage Change. If such Coverage Change would increase the premium for such coverage above the premium that would prevail in the absence of such Coverage Change, ING Group shall reimburse the Company for the total cost of such Coverage Change. ING Group may request, at any time, the termination of the Securities Coverage by advanced written notice to the Company in accordance with Section 10.2. Upon receipt of such notice, the Company shall use commercially reasonable efforts to promptly terminate such coverage.

(j)	In the event that any insured makes a claim or delivers a notice of circumstances under any insurance policy providing the Agreed Coverage, then, provided that attorney-client privilege and attorney-work product protection are protected and preserved with respect to such matters (including by entering into a Common Interest Agreement in the form attached to this Agreement), each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and ING Group (with respect to claims or notices by ING Group or any of its Subsidiaries or any Group Individual) shall promptly provide written notice to the other of such claim or notice of circumstances and shall continue to keep the other informed of the status and progress of such claim or notice of circumstances, including providing copies of such relevant documentation and correspondence with the insurers as the other may request.

(k)	In the event that multiple insureds make claims or deliver notices of circumstances with respect to the same underlying events or facts under any insurance policy providing the Agreed Coverage, then, provided that attorney-client privilege and attorney-work product protection are protected and preserved with respect to such matters (including by entering into a Common Interest Agreement in the form attached to this Agreement), each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and ING Group (with respect to claims or notices by ING Group or any of its Subsidiaries or any Group Individual) shall cooperate with the other in connection with (i) the defense of allegations from third parties with respect to the underlying events or facts, and (ii) dealing with the insurers providing the Agreed Coverage with respect to asserting rights to coverage in respect of such third party claims and the underlying events or facts, in all cases with the intention of seeking to maximize the aggregate benefits to all insureds under the Agreed Coverage in respect of such third party claims and the underlying events or facts. Any self-insured retention or deductible applicable to such common claim or notice of circumstances will be borne by ING Group and the Company in the same proportion as the cost of the Securities Coverage p aid by ING Group during the relevant policy period compared to the cost of the D&O Coverage paid by the Company during the relevant policy period.

(l)	In the event that any conflict of interest arises between insureds that make claims or deliver notices of circumstances under any insurance policy providing the Agreed Coverage, then each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and ING Group (with respect to claims or notices by ING Group or any of its Subsidiaries or any Group Individual) shall use commercially reasonable efforts to resolve such conflict or to manage it in such a way as to maximize the aggregate benefits to all insureds under the Agreed Coverage.

(m)

Upon Completion of the IPO, the Company shall cease to participate in the RMP with respect to any professional liability, fidelity/crime and employment practices liability exposures of the Company arising from events occurring after Completion of the IPO. With respect to RMP Liabilities arising from events occurring prior to Completion of the IPO (“Pre-IPO RMP Liabilities”), such liabilities shall continue to be covered under the RMP Local Policy and the RMP until such time as both (i) the RMP Treaty is commuted and (ii) AIG US (or such other third-party insurer acceptable to the Company) issues new standalone insurance policies to the Company covering the Pre-IPO RMP Liabilities, replacing coverage provided under the RMP Local Policy. The Company shall cooperate with AIG US (and, if applicable, such third-party insurer) to coordinate the contemporaneous cancellation of the RMP Local Policy, AIG US’s (or, if applicable, such other third-party insurer’s) issuance of the new standalone insurance policies and the commutation of the RMP Treaty. Until both conditions in (i) and (ii) of this Section 6.8(m) are satisfied, the Company’s coverage for Pre-IPO RMP Liabilities shall continue in effect under the RMP Local Policy and the RMP, and ING Group shall refrain from taking any action to terminate the coverage provided under the RMP Local Policy and the RMP, and cause the Reinsurer to pay, perform and discharge its obligations to AIG US in full under the RMP Treaty with respect to Pre-IPO RMP Liabilities. Upon the satisfaction of such conditions, henceforth, Pre-IPO RMP Liabilities no longer will be covered by the RMP Local Policy.

(n)	As used in Section 6.8(m), the term “RMP” shall mean the self-insured risk management program of ING Group encompassing professional liability, fidelity/crime and employment practices liability exposures. “Reinsurer” shall mean ING Re (Netherlands) N.V. “RMP Liabilities” shall mean the insured liabilities under the RMP Local Policy for open reported claims and future claims arising out of acts that occurred during the coverage term of such policy. “RMP Local Policy” shall mean, collectively, those certain policies of insurance issued by National Union Fire Insurance Company of Pittsburgh, Pa. (“AIG US”) to the Company, which provide coverage for professional liability, fidelity/crime, and employment practices liability risks. “RMP Treaty” means that certain reinsurance treaty between AIG US and the Reinsurer pursuant to which RMP Liabilities are ceded to the Reinsurer.

(o)	For purposes of this Section 6.8, “Group Individual” shall mean (i) any director (including any member of the Supervisory Board or the Executive Board), officer or employee of ING Group or any of its Subsidiaries, (ii) any person designated by ING Group as a Group Director and who serves in such capacity, (iii) not more than five (5) individuals (including any personal management entity of such an individual being treated as the same individual), directly or indirectly engaged by ING Group or its Subsidiaries as its agent on a project basis with respect to an offering of securities of the Company during the term of this Agreement and having a binding, written agreement with ING Group or any of its Subsidiaries that obligates ING Group or such Subsidiary to indemnify such individual to the same extent as ING Group or such Subsidiary indemnifies its directors, officers or employees, or (iv) any person who, with his consent, is named in any Registration Statement of the Company under the Securities Act as about to become a Director of the Company.

6.9	Non-Solicitation

(a)	Until the earlier of (i) two years after the date of this Agreement and (ii) the Third Threshold Date, neither Party shall solicit any then-current employee of the other Party with respect to employment by such Party.

ARTICLE VII

REQUIREMENTS WITH RESPECT

TO ING GROUP-GUARANTEED OBLIGATIONS

7.1	Aetna Notes

(a)	The Company agrees that it shall reduce the outstanding principal amount of Aetna Notes to:

(i)	no more than $400.0 million as of December 31, 2015;

(ii)	no more than $300.0 million as of December 31, 2016;

(iii)	no more than $200.0 million as of December 31, 2017;

(iv)	no more than $100.0 million as of December 31, 2018; and

(v)	zero as of December 31, 2019.

(b)	In addition to any redemptions, repurchases or other means of reducing the outstanding principal amount of Aetna Notes, the outstanding principal amount of Aetna Notes shall also be deemed to have been reduced to the extent set forth in Section 7.1(d) hereof if the Company shall have deposited with an Acceptable Collateral Agent, collateral (the “Collateral”), pledged to ING Group (or such of its Subsidiaries as shall be designated by ING Group) pursuant to Appropriate Collateral Documentation, as security for the Company’s obligations under Section 7.2 hereof, consisting of:

(i)	U.S. dollar-denominated cash deposits with an Acceptable Bank;;

(ii)	corporate or sovereign senior debt instruments that (1) are not issued by a company engaged in the business of issuing life insurance, (2) are not issued by any affiliate of the Company, (3) are rated Investment Grade, and (4) would be accepted by the U.S. Federal Reserve System to secure discount window advances (“Third-Party Debt Collateral”), provided, however, that no such instrument that would otherwise constitute Third-Party Debt Collateral shall be considered Third-Party Debt Collateral or Collateral for purposes of this Agreement until such time as the Parties shall each have consented to its being so considered, such consent not to be unreasonably withheld;

(iii)	an irrevocable letter of credit (a “Letter of Credit”) issued by an Acceptable LOC Issuer naming ING Group (or its designated Subsidiary) as beneficiary; or

(iv)	senior debt obligations of ING Group or its wholly-owned Subsidiary, including ING Bank (“ING Group Debt Obligations”).

(c)	The Appropriate Collateral Documentation shall provide that:

(i)

Once deposited, Collateral may not be withdrawn by the Company without the consent of ING Group, except (1) to the extent that, as of the immediately preceding fiscal quarter end of the Company (or, if any portion of the Aetna Notes shall have been redeemed, cancelled or paid at maturity since the immediately preceding fiscal quarter end of the Company, as of the day immediately following such redemption, cancellation or repayment), the sum of the outstanding principal amount of Aetna Notes (including the effect of any deemed reduction in such amount pursuant to Section 7.1(b) hereof) plus any accrued and unpaid fees assessed pursuant to Section 7.1(e) hereof, was less than the amounts prescribed in Section 7.1(a) hereof or (2) to the extent that such Collateral is replaced with alternative Collateral meeting the requirements of Section 7.1(b) hereof;

(ii)	Any proceeds of Collateral, including as a result of any maturity, redemption or repurchase of Collateral, shall become part of the Collateral;

(iii)	For Collateral that consists of a Letter of Credit, ING Group (or its designated Subsidiary) shall be entitled to draw such Letter of Credit if (1) such Letter of Credit shall not have been replaced by other Collateral meeting the requirements of Section 7.1(b) on or before the date that is 30 days prior to the expiry of such Letter of Credit or (2) if the Company shall have failed to pay to ING Group (or its applicable Subsidiary) any amounts owed under Section 7.2(a) hereof within five business days of such amounts having become payable; and

(iv)	For Collateral that consists of ING Group Debt Obligations, ING Group (or its Subsidiary that has issued such ING Group Debt Obligations) may offset any amounts payable to the Company with respect to such ING Group Debt Obligations by any amounts which the Company shall have become obligated to reimburse ING Group or any of its Subsidiaries pursuant to Section 7.2(a) hereof.

(d)	The amount of any Collateral posted by the Company in accordance with Section 7.1(b) hereof shall be deemed to reduce the outstanding principal amount of Aetna Notes dollar-for-dollar, except that Third-Party Debt Collateral shall be deemed to reduce the outstanding principal amount of Aetna Notes by an amount equal to the aggregate principal amount of the Third-Party Debt Collateral, discounted in each case by the applicable collateral margin prescribed by the U.S. Federal Reserve System if such Collateral were to have been pledged as security for discount window advances as of the end of the immediately preceding fiscal quarter of the Company.

(e)	The amount of Collateral (including the effect of any discount described in Section 7.1(d) hereof) shall be calculated on the first business day of each fiscal quarter of the Company (the “Calculation Day”). If, upon such calculation, the outstanding principal amount of the Aetna Notes, as of the end of the immediately preceding fiscal quarter of the Company, exceeds the limits set forth in Section 7.1(a) hereof (any such excess, the “Excess Amount”), ING US shall pay, within 30 days of each such Calculation Day, a fee to ING Group according to the following fee structure:

(i)	For an Excess Amount calculated on a Calculation Day in 2016, 0.5% of the Excess Amount;

(ii)	For an Excess Amount calculated on a Calculation Day in 2017, 0.75% of the Excess Amount;

(iii)	For an Excess Amount calculated on a Calculation Day in 2018, 1.0% of the Excess Amount; and

(iv)	For an Excess Amount calculated on a Calculation Day in 2019 or later, 1.25% of the Excess Amount.

(f)	The payment of the fee set forth in Section 7.1(e) hereof shall be the sole remedy of ING Group for any failure by the Company to comply with its obligations pursuant to Section 7.1(a) hereof; provided, however, that this Section 7.1(f) shall have no effect on the right or ability of ING Group or its applicable Subsidiary to (i) enforce any security interest in the Collateral or draw upon any Letter of Credit; (ii) offset any amounts payable on ING Group Debt Obligations; or (iii) seek and exercise any and all remedies available to it (at law or equity) with respect to any breach by the Company of Section 7.2(a) hereof or any other provision of this Agreement other than Section 7.1(a) hereof.

7.2	Reimbursement Obligations with Respect to ING Group Guarantees

(a)	The Company agrees that, to the extent that ING Group or any Subsidiary shall at any time make any payments with respect to the obligations that are the subject of any ING Group Guarantee, the Company shall, immediately and without any requirement for notice or demand, reimburse ING Group or such Subsidiary for the full amount of such payments and for all reasonable expenses incurred by ING Group or the Subsidiary in connection with making such payments.

ARTICLE VIII

INDEMNIFICATION

8.1	General Cross Indemnification

(a)	ING Group shall indemnify and hold harmless the Company and each of its Subsidiaries against any and all costs and expenses arising out of third party claims (including, without limitation, reasonable attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (collectively, “Losses”), in each case, based on, arising out of, resulting from or in connection with any claim, action, cause of action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, “Actions”), based on, arising out of, pertaining to or in connection with any breach by ING Group or any of its Subsidiaries of this Agreement.

(b)	The Company shall indemnify and hold harmless ING Group and each of its Subsidiaries (other than the Company and its Subsidiaries) against any and all Losses, in each case, based on, arising out of, resulting from or in connection with any Actions, based on, arising out of, pertaining to or in connection with any breach by the Company or any of its Subsidiaries of this Agreement.

8.2	Procedure

(a)	If any Action shall be brought against any person entitled to indemnification pursuant to this Article VIII (the “Indemnitees”) in respect of which indemnity may be sought against the other Party (the “Indemnifying Party”), such Indemnitee shall promptly notify the Indemnifying Party, provided, however, that any delay of such notice shall not affect the liability of the Indemnifying Party, except to the extent that the Indemnifying Party is actually prejudiced by such delay.

(b)	The Indemnitees shall be entitled to direct the defense of the Action and retain counsel of their choosing. Except where an Indemnitee shall have been advised by its outside counsel that representation of such Indemnitee and any other Indemnitee by the same counsel would be prohibited under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them, the Indemnifying Party shall, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one outside counsel (in addition to any local outside counsel) at any time for all such Indemnitees not having actual or potential differing interests among themselves.

(c)	The Indemnifying Party shall not be liable for any settlement of any Action effected without its written consent, unless such consent has been unreasonably withheld, conditioned or delayed.

(d)	Notwithstanding the other provisions of this Article VIII, the Indemnifying Party shall not be liable for any Losses incurred subsequent to an Indemnitee’s refusal to enter into a settlement of an Action that (i) has been proposed to Indemnitee in writing by the adverse party to the Action, (ii) includes an unconditional release (except for the payment of amounts for which the Indemnitee is entitled to indemnification (or, except for Section 8.3(c) hereof, would be so entitled)) of such Indemnitee from all liability on claims that are the subject matter of such Action, and (iii) does not involve any admission of liability on the part of the Indemnitees, except where (x) such written settlement proposal has been provided to the Indemnifying Party and (y) the Indemnifying Party has not consented to such settlement.

8.3	Other Matters

(a)	Any Losses for which an Indemnitee is entitled to indemnification or contribution under this Article VIII shall be paid by the Indemnifying Party to the Indemnitee as such Losses are incurred.

(b)	The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, any Indemnifying Party, or any of their respective officers, directors, shareholders or employees, and (ii) any termination of this Agreement.

(c)	For the avoidance of doubt, indemnification amounts payable under this Article VIII shall be reduced by the amount of any insurance recovery obtained by an Indemnitee.

ARTICLE IX

DISPUTE RESOLUTION

9.1	Mediation

(a)	The Parties shall act honestly and reasonably in interpreting this Agreement. In the event of a dispute or alleged breach of this Agreement, the Parties agree to work together in good faith to resolve the matter between them.

(b)	Any disagreement that cannot be resolved between the senior officers of each Party having knowledge of the subject matter in dispute within thirty days of the dispute arising shall be referred to the general counsel of, or such other person performing a similar function for, each Party for resolution.

(c)	Any disagreement that cannot be resolved between the general counsels (or person performing a similar function) of each Party within twenty days of the dispute being referred pursuant to Section 9.1(b) hereof (or such later date as they shall mutually agree), shall be referred to the Board of Directors and the executive board of ING Group for resolution.

(d)	If the matter is not resolved within twenty days of the dispute being referred pursuant to Section 9.1(c) hereof (or such later date as the Parties shall mutually agree), then the Parties may agree to appoint a mediator and to use a mutually agreed process of mediation. The Parties shall share the costs of such mediator and the process of mediation (provided that each Party shall be responsible for its own costs of preparing for and appearing before the mediator). The decision of the mediator shall not be binding on the Parties, but the Parties agree that each shall act in good faith while the process of mediation is proceeding.

9.2	Arbitration

(a)	In the event any dispute is not referred to mediation within five Business Days following the expiry of the twenty-day period provided in Section 9.1(d) or any dispute referred to mediation remains unresolved for a period of fourteen days following its referral to mediation, then the dispute shall be submitted to arbitration and arbitrated and finally resolved according to the following rules of arbitration:

(i)	The arbitration shall be administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect (the “Rules”) except as modified herein. The arbitration shall be held in New York, New York.

(ii)	There shall be three arbitrators of whom each Party shall select one within fifteen days of respondent’s receipt of claimant’s demand for arbitration. The two Party-appointed arbitrators shall select a third arbitrator to serve as Chair of the tribunal within fifteen days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the AAA in accordance with the Rules upon the written request of either Party within fifteen days of such request. The hearing shall be held no later than one-hundred-and-twenty days following the appointment of the third arbitrator.

(iii)	The arbitral tribunal shall permit prehearing discovery that is relevant to the subject matter of the dispute taking into account the Parties’ desire that the arbitration be conducted expeditiously and cost effectively. All discovery shall be completed within sixty days of the appointment of the third arbitrator.

(iv)	By agreeing to arbitration, the Parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. For the purpose of any provisional relief contemplated hereunder, the Parties hereby submit to the exclusive jurisdiction of the New York Courts. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the New York Courts including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(v)	The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon any award may be entered in any court having jurisdiction.

(vi)	The Parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each Party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a Party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying Party shall be liable for all costs and expenses (including attorney fees) incurred by the other Party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(vii)	The arbitral tribunal shall have the authority, for good cause shown, to extend any of the time periods in this arbitration provision either on its own authority or upon the request of any of the Parties. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing Parties’ actual damages. The arbitral tribunal shall have the authority to order specific performance or to issue any other type of temporary or permanent injunction.

(viii)	All notices by one Party to the other in connection with the arbitration shall be in accordance with the provisions of Section 10.2 hereof, except that all notices for a demand for arbitration made pursuant to this Article IX must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

9.3	Confidentiality.

(a)

Except to the extent necessary to compel arbitration or in connection with arbitration of any dispute under this Agreement, or for enforcement of an arbitral award, information concerning (i) the existence of an arbitration pursuant to this Article IX, (ii) any documentary or other evidence given by a Party or a witness in the arbitration or (iii) the arbitration award may not be disclosed by the tribunal administrator, the arbitrators, any Party or its counsel to any person or entity not connected with the proceeding unless required by law or by a court or competent regulatory body, and then only to the extent of disclosing what is legally required. A Party filing any document arising out of or relating to any arbitration in court shall seek from the court confidential treatment for such document and provide notice thereof to the non-disclosing Party.

ARTICLE X

GENERAL PROVISIONS

10.1	Obligations Subject to Applicable Law

(a)	The obligations of each Party under this Agreement shall be subject to Applicable Law, and, to the extent inconsistent therewith, the Parties shall adopt such modified arrangements as are as close as possible to the requirements of this Agreement while remaining compliant with Applicable Law, provided, however, that the Company shall fully avail itself of all exemptions, phase-in provisions and other relief available under Applicable Law before any modified arrangements shall be adopted.

10.2	Notices

(a)	Unless otherwise provided in this Agreement, all notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (a) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next Business Day, (b) on the next Business Day if sent by overnight courier and delivered on such Business Day within ordinary business hours and, if not, the next Business Day following delivery; and (c) when received, if received during normal business hours and, if not, the next Business Day after receipt, if delivered by means other than those specified above. Such notices shall be delivered to the address set forth below, or to such other address as a Party shall have furnished to the other Party in accordance with this Section.

If to ING Group, to:

ING Groep N.V.
[ ]
The Netherlands

Attention: [ ]
E-mail: [ ]
Fax: [ ]

with a copy to:

ING Groep N.V.
[ ]
The Netherlands

Attention: [General Counsel]
E-mail: [ ]
Fax: [ ]

If to the Company:

ING U.S., Inc.
230 Park Avenue
New York NY 10169

Attention: [ ]
E-mail: [ ]
Fax: [ ]

with a copy to:

ING U.S., Inc.
230 Park Avenue
New York NY 10169
Attention: [Executive Vice President and Chief Legal Officer]
e-mail: [ ]
Fax: [ ]

10.3	Binding Nature of Agreement

(a)	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto or their successors in interest.

10.4	Remedies

(a)	The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, except as otherwise expressly provided herein, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither Party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Agreement shall diminish the availability of specific performance of the obligations under this Agreement or any other injunctive relief.

(b)	Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each Party hereby further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds

10.5	Governing Law

(a)	This Agreement shall be construed and enforced in accordance with, and the rights and duties of the Parties shall be governed by, the law of the State of New York, without regard to principles of conflicts of laws.

10.6	Counterparts

(a)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

10.7	Severability

(a)	In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the Parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.8	Confidential Information

(a)	All information provided by either Party shall, except if the purpose for which such information is furnished pursuant to this Agreement contemplates such disclosure or is for disclosure in public documents of the Company or any of its Subsidiaries or ING Group or any of its Subsidiaries and, except for disclosure to other Subsidiaries of ING Group or the Company, as the case may be, be kept strictly confidential and, unless otherwise required by Applicable Law or as agreed by the Parties, neither Party shall disclose, and each shall take all necessary steps to ensure that none of their respective directors, officers, employers, agents and representatives disclose, or make use of, except in accordance with Applicable Law, such information in any manner whatsoever until such information otherwise becomes generally available to the public; provided, however, this Section 10.8 shall not apply to information relating to or disclosed in the IPO Registration Statement or in connection with any registration statement filed in accordance with the terms of the Registration Rights Agreement. In no event shall either Party or any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives use material non-public information of the other to acquire or dispose of securities of the other or transact in any way in such securities. Each Party shall be liable for any breach of this Section 10.8 by it or any of its Subsidiaries or any of their respective directors, officers, employees, agents and representatives.

10.9	Amendment, Modification and Waiver

(a)	This Agreement may be amended, modified or supplemented only by written agreement executed by the Parties. Any failure of a Party to comply with any obligation, covenant or agreement contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

10.10	No Assignment

(a)	Except as otherwise provided for in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any Party hereto may be assigned by such Party without the prior written consent of the other Party.

10.11	Further Actions

(a)	Each Party hereto shall, on notice of request from any other Party hereto, take such further action not specifically required hereby at the expense of the requesting Party, as the requesting Party may reasonably request for the implementation of the transactions contemplated hereby.

10.12	No Third Party Beneficiaries

(a)	Nothing in this Agreement shall convey any rights upon any person or entity which is not a Party or a successor or permitted assignee of a Party to this Agreement; provided that the provisions of Article VIII shall inure to the benefit of each of the Indemnitees.

10.13	Discretion of Parties

(a)	Where this Agreement requires or permits any Party to make or take any decision, determination or action with respect to matters governed by this Agreement, unless expressly provided otherwise, such decision, determination or action may be made or taken by such Party in its sole and absolute discretion.

10.14	Entire Agreement

(a)	This Agreement and the Other Agreements, including any schedules or exhibits hereto or thereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter covered by this Agreement and the Other Agreements. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement and the Other Agreements supersede all prior agreements and understandings between the parties with respect to such subject matter.

10.15	Term

(a)	Except to the extent set forth in the following sentence, this Agreement shall terminate and be of no further force or effect as of the date on which ING Group first ceases to beneficially own at least 7.5% of the outstanding Common Stock. Notwithstanding the foregoing sentence, the provisions of Article I, Article VII, Article VIII, Article IX, Article X and Section 6.8 hereof shall survive termination of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Shareholder Agreement to be executed and delivered as of the date first above written.

ING GROEP N.V.

Name:
Title:

Name:
Title:

ING U.S., INC.

Name:
Title:

Schedule 1.1(xx) – ING Group Guarantees

1.	Guarantees by ING Group of the Aetna Notes

2.	Guarantees by ING Verzekeringen N.V. of the commercial paper program of the Company

3.	Guarantees by ING Verzekeringen N.V. of letters of credit outstanding under a credit facility between the Company and ING Bank

4.	Guarantees by ING Verzekeringen N.V. of the obligations of Lion Custom Investments LLC under its ISDA master agreements

5.	Guarantees by ING Verzekeringen N.V. of the obligations of ING Financial Products Company, Inc. under credit derivative transactions

Schedule 1.1(kkk) - Other Agreements

Equity Administration Agreement

Registration Rights Agreement

Transitional Intellectual Property License Agreement

Schedule 2.2(h) – Lead Director Responsibilities

In circumstances in which the non-management Directors meet without any management present, the Lead Director shall preside over such meetings. When the Chairman is absent, the Lead Director shall preside over meetings of the Board of Directors. The Lead Director shall also have the authority:

•	To call meetings of the Independent Directors;

•	To consult on and approve Board of Directors meeting agendas;

•	To consult and approve Board of Directors meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	Together with the chair of the compensation and benefits committee, to coordinate the evaluation of the performance of the CEO by the non-management directors;

•

To serve as liaison between the non-management members of the Board of Directors and the chairman, and as a contact person to facilitate communications by the Company’s employees, shareholders and others with the non-management members of the Board of Directors; and

•	To review the quality, quantity, appropriateness and timeliness of information provided to the Board.

Schedule 4.6(b)

Public Reporting Protocol Prior to Majority Holder Date

Item / Principle	Principal Contact/ addressee	Lead time
The Board of Directors has oversight and sign-off on communications strategy, timing and content, any changes to which will be reported to ING Group	The Heads of Corporate Communications, Investor Relations and other functions of the Company to contact Head of ING Group CC&A or other relevant ING Group personnel	As needed

Inform Group timely and adequately of any development/ information that may be considered (i) price sensitive for Group or (ii) may otherwise have a significant adverse effect on Group, its financial condition or reputation so that ING Group can, should it consider that necessary, issue a press release.	The Head of Corporate Communications of the Company to contact Head of ING Group CC&A	At least one week in advance to the extent practicable and reasonable

Inform Group timely and adequately of considerations, strategy, content and timing of ING U.S. press releases	The Head of Corporate Communications of the Company to contact the Head of ING Group Media Relations	At least one week in advance to the extent practicable and reasonable

Any internal communications that could be reasonably be considered material to Group	The Head of Corporate Communications of the Company to contact the Head of ING Group Internal Communications	At least one week in advance to the extent practicable and reasonable

ANNEX A

Registration Rights Agreement

[see Exhibit 4.1]

ANNEX B

Form of Amended and Restated Certificate of Incorporation

[see Exhibit 3.1]

ANNEX C

Form of Amended and Restated By-Laws

[see Exhibit 3.4]

ANNEX D

Form of Common Interest Agreement

FORM OF COMMON INTEREST AGREEMENT

This COMMON INTEREST AGREEMENT (“Agreement”) is hereby entered into by and between ING Groep N.V. (“ING Group”) and ING U.S., Inc. (“ING U.S.”) (collectively, the “Parties”, and each individually, a “Party”). This Agreement is entered into subsequent to the [DATE] initial public offering of ING U.S. common stock (the “Common Stock”), after which ING Group has continued to own shares of Common Stock (the “Transaction”), pursuant to the Shareholder Agreement dated [            ], 2013 (the “Shareholder Agreement”), between the Parties, and concerns the common interest of the Parties with respect to             (the “[Designation for Specific Legal Matter]”).

WHEREAS, each of the Parties has determined that it may be in its best interest to exchange with the other Party certain limited information, documents, opinions, analyses, and other materials protected from disclosure by the attorney-client privilege and/or the attorney work product immunity doctrine, for the sole purpose of exploring issues common to both Parties, particularly in light of each Party’s respective interests as a result of the Transaction and rights and obligations under the Shareholder Agreement, and assessing potential litigation and other risks in connection with the [Designation for Specific Legal Matter];

NOW, THEREFORE, it is hereby agreed by and between the undersigned, as follows:

1. The Parties are entering into this Agreement to confirm their mutual intention that all privileged and/or protected information that the Parties have exchanged in the past or will exchange in the future concerning the [Designation for Specific Legal Matter] shall retain its privileged and/or protected status, and that no privileges or immunities from disclosure are intended to be or shall be waived by virtue of any sharing pursuant to the terms of this Agreement.

2. The Parties agree that they share a common legal interest related to their defense of the [Designation for Specific Legal Matter], which has been and will continue to be furthered by the disclosure of communications between the Parties and their counsel protected by the attorney-client privilege or the attorney work product immunity doctrine. Accordingly, the Parties agree that the Parties and their counsel may continue to exchange material related to [Designation for Specific Legal Matter] without waiver of any privileges, immunities or protections that attach to such material.

3. In order to effectively pursue and protect their common legal interests, the Parties have concluded that their interests are best served by sharing documents, factual material, mental impressions, memoranda, strategies, legal theories, interview reports, and other information, communications, and confidences related to the [Designation for Specific Legal Matter] (hereinafter “Common Interest Materials”). In the absence of such sharing, these Common Interest Materials would be privileged from disclosure to adverse or other parties as a result of the attorney-client privilege, the attorney work-product immunity doctrine, or other applicable privileges or protections.

4. It is the intention and understanding of the Parties and their respective counsel that all Common Interest Materials, including (a) any memoranda of or communications made in, and the content and results of, all joint conferences of counsel or in discussions between representatives of a Party and counsel the other Party, (b) any and all correspondence or exchanges of documents and other information concerning the [Designation for Specific Legal Matter], and (c) all other Common Interest Materials of whatever nature, are intended to be confidential and protected from disclosure to any third party by the attorney-client privilege, the attorney work-product doctrine and other applicable doctrines, privileges or protections, to the same extent and degree as if such communications, correspondence and exchanges of documents and other information had been solely between or among each of the Parties and its own respective counsel.

5. The Parties and their counsel will not disclose Common Interest Materials, or the contents thereof, to anyone except their respective in-house or outside counsel, paralegals, or other staff of such outside counsel, experts, and consultants retained for the [Designation for Specific Legal Matter], and their own employees on “need to know” basis, without first obtaining the consent of the other Party. All persons to whom Common Interest Materials are provided shall be under an obligation to maintain their confidentiality and to use them only as permitted by this Agreement. Each party agrees that any inadvertent or purposeful disclosure by any Party of Common Interest Materials shall not constitute or be deemed a waiver by the producing Party of any applicable privilege or other legal protection.

6. Nothing in this Agreement shall limit the right of any signatory to disclose any documents or information independently obtained from a third party having no obligations of confidence to any Party herein. Nothing herein shall affect or in any manner limit the rights or discretion of a Party or its counsel to dispose of, disclose to others, or otherwise use Common Interest Materials originating with that Party (i.e., Common Interest Materials not provided to that Party by another Party). Nothing in this Agreement shall limit the right of a Party to add or change its counsel.

7. Except as otherwise provided in this Agreement, any shared Common Interest Materials, and the information contained therein, shall be used by the Parties and their counsel solely in connection with the [Designation for Specific Legal Matter]. In the event a Party or its counsel receives a subpoena or other legal process calling for the production of any Common Interest Materials received pursuant to this Agreement, the person receiving the request shall provide prompt notice and afford the person who provided the Common Interest Materials an opportunity to object. Absent the consent of the other Party, the Party receiving the subpoena or other legal process shall not produce such Common Interest Materials prior to the time production is legally required.

8. Nothing in this Agreement shall be construed to (a) affect the separate and independent representation of each Party by its respective counsel according to what its counsel believes to be in the Party’s best interests, or (b) create an attorney-client relationship between any counsel and anyone other than the client of that counsel. The fact that the Parties have entered into this Agreement shall not in any way preclude counsel for any Party from representing any interest that may be construed to be adverse to the other Party to this Agreement. Nor shall counsel for either Party be disqualified from representing any Party it currently represents or examining or cross-examining any Party or agent of a Party who testifies in any proceeding because of such counsel’s receipt of information pursuant to this Agreement.

9. This Agreement shall continue in effect notwithstanding completion of the [Designation for Specific Legal Matter]. Each of the Parties agrees that it will continue to be bound by this Agreement following any such completion.

10. Any waiver in a particular instance of the rights and limitations contained herein shall not be deemed, and is not intended to be, a general waiver of any rights or limitations contained herein, and shall not operate as a waiver beyond the particular instance.

11. In the event that any third party, including a government securities enforcement authority, requests, requires or demands, by subpoena or otherwise, Common Interest Materials from a Party, the Party receiving such request or demand will, if and to the extent not prohibited by applicable laws or regulations, (i) promptly notify the other Party and (ii) thereafter take all steps reasonably requested by the other Party to defend against the disclosure of Common Interest Materials and to permit the assertion of all applicable rights and privileges with respect to Common Interest Materials.

12. In view of the nature of the obligations undertaken in this Agreement, it is agreed and understood that money damages or other relief at law would not adequately remedy any violation or threatened violation of its terms. Specific performance, injunctive relief, and other appropriate relief shall be available against a Party or any other person found to have violated or to be about to violate any of the terms of this Agreement.

13. This Agreement constitutes the sole and complete agreement between and among the Parties relating to Common Interest Materials.

14. Any modifications to this Agreement must be in writing and signed by all Parties.

15. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or pdf shall be equally effective as delivery of the original, and shall not affect the validity, enforceability or binding effect of this Agreement.

16. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York (without regard to its choice of law principles). In addition, each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, the State of New York, in respect of any claim or dispute arising out of or relating to this Agreement. Each Party hereby irrevocably waives any objection which it may now or hereafter have to the federal and the state courts located in the Borough of Manhattan, the State of New York, being nominated as the forum to hear and determine any proceedings and to settle any disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

17. The invalidity of any one provision or part of this Agreement shall not render the entire Agreement invalid.

[Signature Page Follows]

Effective as of                     ,             .

ING GROEP N.V.

By:

By:

ING U.S., INC.

By:

By:

ANNEX E

Form of Related Party Transaction Policy

ING U.S., INC.

RELATED PARTY TRANSACTION APPROVAL POLICY

General

It is the policy of ING U.S., INC. (the “Company”) that all Related Party Transactions (as defined below) will be subject to approval or ratification in accordance with the procedures set forth in this Related Party Transaction Approval Policy (this “Policy”).

Definitions

“Independent Committee” means a committee of the Board of Directors of the Company comprised of at least three Independent Directors. If at the applicable time the Board of Directors of the Company has designated an Independent Director as its “Lead Director,” he or she shall be a member and the Chairperson of the Independent Committee.

“Independent Directors” means directors who have been determined by the Board of Directors of the Company to be independent directors for purposes of the New York Stock Exchange corporate governance standards.

“ING Group” means ING Groep N.V. and its subsidiaries, except for the Company and the Company’s subsidiaries.

“Item 404” means Item 404 of Regulation S-K promulgated by the SEC.

“Other Agreements” means the Equity Administration Agreement, Registration Rights Agreement and Transitional Intellectual Property License Agreement, each dated as of [—], 2013, between the Company and ING Groep N.V.

“Related Party Transaction” means (i) a transaction in which the Company or one or more of its subsidiaries is a participant and which involves an amount exceeding $120,000, in which any director, officer, greater than 5% stockholder of the Company or any other “related person” (as defined in Item 404), has or will have a direct or indirect material interest, (ii) any material amendment, modification, extension or termination of the Shareholder Agreement or any Other Agreement and (iii) any other transaction for which disclosure will be required pursuant to Item 404.

“SEC” means the Securities and Exchange Commission.

“Shareholder Agreement” means the Shareholder Agreement, dated as of [—], 2013, between the Company and ING Groep N.V.

Procedures

An Independent Committee will review and approve or take such other action as it may deem appropriate with respect to (a) Related Party Transactions, (b) any material amendment, modification, extension or termination of a Related Party Transaction (c) any amendment, modification, extension or termination of a transaction that thereby will become a Related Party Transaction and (d) the handling and resolution of any disputes arising in connection with Related Party Transactions.

In determining whether to approve any Related Party Transaction, the Independent Committee will consider, among others, the following factors:

•	the terms of the Related Party Transaction;

•	the related person’s interest in the Related Party Transaction;

•	the purpose and timing of the Related Party Transaction;

•

the nature of the involvement of the Company and its subsidiaries in the Related Party Transaction and whether the Company or its subsidiaries (as applicable) have demonstrable business reasons to enter into the Related Party Transaction;

•	whether the Related Party Transaction would impair the independence of a director;

•	whether the proposed Related Party Transaction involves any potential reputational or other risk issues; and

•	any other information the Independent Committee deems relevant.

In the event that the Company becomes aware of a Related Party Transaction that was not approved under this Policy, such Related Party Transaction will be reviewed in accordance with this Policy as promptly as reasonably practicable. An Independent Committee will consider all of the relevant facts and circumstances, evaluate all options available to the Company, including ratification, amendment or termination of such Related Party Transaction and take such course of action as the Independent Committee deems appropriate under the circumstances.

An Independent Committee may, where it deems it to be appropriate, establish guidelines for certain types of Related Party Transactions or designate certain types of Related Party Transactions that will be deemed pre-approved. In addition, to the extent any of the following is or would be a Related Party Transaction, it will be deemed pre-approved:

•

If previously approved by the Compensation and Benefits Committee or the Nominating and Governance Committee of the Board of Directors, as applicable, any transaction or decision that involves providing compensation or benefits to a director or executive officer of the Company or any of its subsidiaries in connection with such director’s or executive officer’s duties with the Company or its subsidiaries, as applicable, or the hiring, promotion or retention of any such director or executive officer;

•	Indemnification and advancement of expenses made pursuant to the Company’s Amendment and Restated Certificate of Incorporation or By-Laws or pursuant to any indemnification agreement; or

•

Any transaction where the related person’s interest or benefit arises solely from the ownership of the Company’s securities and all holders of the Company’s securities receive the same benefit on a pro rata basis (e.g., dividends).

In addition, the approval requirement under this Policy will not apply to the implementation and administration of intercompany arrangements, including the Shareholder Agreement and Other Agreements.

Unless requested by the Chairperson of an Independent Committee, any director on such Independent Committee who has an interest in a Related Party Transaction being considered by the Independent Committee will not participate in the discussion and consideration of such Related Party Transaction. The Company’s directors who are also senior executives or directors of ING Group, may participate in the negotiation, execution, amendment, modification, extension or termination of intercompany arrangements subject to this Policy (including the Shareholder Agreement and Other Agreements), as well as in any resolution of disputes under intercompany arrangements, on behalf of either or both of the Company and ING Group, in each case under the direction of an Independent Committee or a comparable committee of the Board of Directors or similar governing body of ING Group.

No approval or ratification of a Related Party Transaction pursuant to this Policy will be deemed to supersede the requirements of the Company’s Code of Conduct and, to the extent applicable, each Related Party Transaction subject to this Policy shall also comply with the Company’s Code of Conduct.